Exhibit 10.1

CONFIDENTIAL

MASTER SERVICES AGREEMENT

between

WASHINGTON GAS LIGHT COMPANY

and

FERGUSON ENTERPRISES, INC.

July 01, 2011

Confidential-WG /FEI Master Services Agreement

TABLE OF CONTENTS

1.	Definitions; Construction of Terms			2

2.	Scope of Products & Services			2
	2.1	Products & Services		2
	2.2	Additional Products and Services		2
		2.2.1	Products and Services, Additions	2
		2.2.2	New Affiliates	2
	2.3	Order of Precedence		2
	2.4	Products and Services Inclusive		3
	2.5	Nonexclusive Agreement		3
	2.6	Transition Plans		3
	2.7	Provision of Products and Services		4
		2.7.1	Service Locations	4
		2.7.2	Safety and Physical Security Procedures	5
	2.8	WG Corporate Policies		5
	2.9	Services Procedure Manual		5

3.	Integrated Supplier Commitments			5
	3.1	Capital		5
	3.2	Equipment and Transferred Assets		5
		3.2.1	Integrated Supplier Equipment	5
		3.2.2	Transferred Products and Equipment	5
	3.3	Improvements		6
	3.4	New Technology and Re-engineering		6

4.	Products, Provision of			6
	4.1	Product Conformance		6
	4.2	Substitutions, Alternate Products, and Saving Share Agreement		7
	4.3	Technical Support		7
	4.4	Training and Education		8
	4.5	Right to Material Testing		8

5.	Term			8
	5.1	Term of the Agreement		8
	5.2	Term of Statements of Work; Renewals		8

6.	Pricing			8
	6.1	Prices for Products and Services		8
	6.2	Price Adjustments		8
	6.3	Incidental Expenses		8
	6.4	Tax Obligations		9

7.	Invoicing and Payment			9
	7.1	Monthly Service Invoices		9
	7.2	Product Invoices		9

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	7.3	Payment		10
	7.4	Adjustments to Invoiced Amounts		10
	7.5	Records and Audit		10
	7.6	Disputed Charges		10

8.	Software Systems and/or Application Acceptance			11

9.	Performance Measurement for Support Services			11
	9.1	Performance of Services		11
	9.2	Modification of Service Levels		11
	9.3	Measurement and Monitoring Tools for Service Levels		11
	9.4	Root Cause Analysis		11

10.	Change Management Process			11
	10.1	Changes		11
	10.2	Mandatory Changes		12

11.	Project and Relationship Management			12
	11.1	Contract Governance		12
	11.2	Failure to Act		12
	11.3	Other Providers		12

12.	Integrated Supplier Personnel and Subcontractors			13
	12.1	Personnel		13
		12.1.1	Qualified Personnel	13
		12.1.2	Withdrawal/Replacement	13
		12.1.3	Notification and Replacement	13
		12.1.4	Compliance	13
		12.1.5	Screening and Background Checks	14
	12.2	No Third Party Beneficiaries		16
	12.3	Transfer of WG Personnel		17
	12.4	Integrated Supplier’s Use of Subcontractors and Third Party Suppliers		17
		12.4.1	Subcontractors	17
		12.4.2	Third Party Services	18
		12.4.3	Integrated Supplier’s Responsibility for Subcontractors	18

13.	Audit and Inspection Rights			19

14.	Business Continuity and Disaster Recovery			19
	14.1	Business Continuity Plan		19
	14.2	Implementation of Business Continuity Plan		19
	14.3	Testing of Business Continuity Plan		19

15.	Confidentiality			19
	15.1	Duty of Confidentiality		19
	15.2	Exclusions to Confidential Information		20
	15.3	Permitted Disclosures		20

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	15.4	Confidentiality Agreements		20
	15.5	Remedy		20
	15.6	Attorney Client Privilege/Work Product		20
	15.7	No Right or License		21

16.	Data and Information Security			21
	16.1	Safeguarding of WG Data		21
	16.2	Provision of WG Data		21
	16.3	Ownership and Use of WG Data		21
	16.4	Data Retention		22
		16.4.1	During Term	22
		16.4.2	Post-Term	22

17.	Intellectual Property			22
	17.1	WG Intellectual Property		22
		17.1.1	Trademarks and Service Marks	22
		17.1.2	WG Intellectual Property	23
	17.2	Access to Integrated Supplier’s Intellectual Property		23
	17.3	No Other Licenses		23
	17.4	Integrated Supplier and Third Party Intellectual Property		23
	17.5	Residual Rights		24

18.	Representations, Warranties and Covenants			24
	18.1	Integrated Supplier Representations, Warranties and Covenants		24
		18.1.1	Authorization	24
		18.1.2	Professional Services	25
		18.1.3	Products	25
		18.1.4	Non-Infringement	25
		18.1.5	No Unlawful or Unauthorized Actions	25
		18.1.6	Viruses/Disabling Code	25
		18.1.7	Continuing Warranties	26
	18.2	WG Representations, Warranties and Covenants		26
		18.2.1	Authorization	26
		18.2.2	Non-Infringement	26
		18.2.3	No Unauthorized Actions	26
		18.2.4	Continuing Warranties	27
	18.3	Disclaimer		27
	18.4	Compliance with Laws		27
		18.4.1	WG Compliance	27
		18.4.2	Integrated Supplier Compliance	28
		18.4.3	Material Impact on Changes of Law	29
		18.4.4	Notification	29
		18.4.5	Miscellaneous	30

19.	Indemnification			30
	19.1	Integrated Supplier’s Indemnity		30
		19.1.1	General	30

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		19.1.2	Intellectual Property	31
		19.1.3	Limitations	32
		19.1.4	Duty to Correct	32
		19.1.5	Third Party Indemnities	33
	19.2	WG’s Indemnity		33
		19.2.1	Intellectual Property	34
		19.2.2	Limitations	34
		19.2.3	Third Party Indemnities	34
	19.3	General Provisions and Procedures		35
		19.3.1	Notice	35
		19.3.2	Counsel	35
		19.3.3	Settlement	35
		19.3.4	Third Party Losses	35
	19.4	Force Majeure		35
		19.4.1	Force Majeure Events	35
		19.4.2	Business Continuity Plan	36
	19.5	Duty to Mitigate		36

20.	Insurance			36
	20.1	Integrated Supplier Insurance Coverage		36
		20.1.1	Workers’ Compensation	37
		20.1.2	Commercial General Liability	37
		20.1.3	Automobile Liability	37
		20.1.4	Crime Insurance	37
		20.1.5	Excess Liability	37
	20.2	Certificates		37

21.	Dispute Resolution Process			37
	21.1	Informal Dispute Resolution		37
	21.2	Formal Proceedings		38
	21.3	Equitable Relief		38
	21.4	Choice of Law		38
	21.5	Waiver of Jury Trial		38

22.	Risk of Loss and Risk of Ownership			38
	22.1	Risk of Loss		38
	22.2	Risk of Ownership		39

23.	Termination			41
	23.1	Termination by WG in the First Year of the Agreement		41
		23.1.1	Termination for Convenience	41
		23.1.2	Termination for Cause	42
		23.1.3	Change of Control of Integrated Supplier	44
		23.1.4	Services to Former Affiliates; Termination for Change of Control of WG	44
		23.1.5	Termination for Force Majeure	44
		23.1.6	Cross-Termination	45

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		23.1.7	Partial Termination	45
		23.1.8	Extension of Termination Effective Date	45
	23.2	Termination by Integrated Supplier in the First Year of the Agreement		45
		23.2.1	Termination for WG’s Failure to Pay	45
	23.3	Termination for Bankruptcy		46
	23.4	Termination One Year After Successful Transition		46
	23.5	Effect of Termination		46
	23.6	Termination/Expiration Assistance		47
	23.7	Equitable Remedies		47
	23.8	Hiring Integrated Supplier’s Employees		47

24.	Equal Opportunity / Affirmative Action			47

25.	Supplier Diversity			48

26.	General			48
	26.1	Entire Agreement		48
	26.2	Assignment		48
	26.3	Notices		49
	26.4	Third Party Notice		49
	26.5	Expenses		49
	26.6	Relationship of the Parties		49
	26.7	Severability		50
	26.8	Consents and Approval		50
	26.9	Waiver of Default		50
	26.10	Remedies Cumulative		50
	26.11	Survival of License in Bankruptcy		50
	26.12	Survival of Obligations		50
	26.13	Media Releases		51
	26.14	Third Party Beneficiaries		51
	26.15	Compliance with Export/Import Control Laws		51
	26.16	Compliance with Foreign Corrupt Practices Act		52
	26.17	Solicitation		52
	26.18	Further Assurances		53
	26.19	Calculation of Days		53
	26.20	Headings and Appendices; Construction		53
	26.21	Counterparts		53

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APPENDICES

Appendix 1	WG Corporate Policies & Procedures
Appendix 2	Form of Statement of Work
Appendix 3	Taxes
Appendix 4	Data Security Procedures
Appendix 5	Audit Procedures
Appendix 6	Definitions
Appendix 7	Change Request Procedures
Appendix 8	Governance
Appendix 9	Disaster Recovery and Business Continuity

Confidential-WG /FEI Master Services Agreement

(vi)

MASTER SERVICES AGREEMENT

This Master Services Agreement is made and entered into as of July 01, 2011 (the “Execution Date”), by and between WASHINGTON GAS LIGHT COMPANY, a District of Columbia and Virginia corporation (“WG”). and Ferguson Enterprises, Inc. (“Integrated Supplier”).

WHEREAS, Integrated Supplier is a reputable, industry leading, third party logistics and distributor Company;

WHEREAS, WG desires Integrated Supplier to provide, and Integrated Supplier desires to provide, certain third party logistics and distribution services to WG;

WHEREAS, Integrated Supplier desires to provide such products and services, for a reasonable profit, in accordance with the terms of this Agreement;

WHEREAS, the Parties’ specific goals and objectives for the services are to:

(i)	establish a third-party managed, integrated supply chain solution that provides value and is responsive to the demands of WG’s material needs, and to changes in the industry and business environment, in technology and in methods for providing products and services;

(ii)	leverage Integrated Supplier’s purchasing power, inventory management processes, distribution services, and integration capabilities to enhance the quality of the products and services required to be provided while identifying opportunities for savings and maintaining and improving the quality of the products and services as set forth in this Agreement;

(iii)	provide the products and services in a manner that is flexible, cost effective and efficient, with predictable pricing and in full alignment with business unit and regulatory requirements as set forth in this Agreement;

(iv)	provide for the orderly transfer of responsibility of certain functions and processes from WG to Integrated Supplier; and

(v)	maintain and continuously enhance a strong internal controls environment

The foregoing recitals are intended to be a general introduction to this Agreement and are not intended by either Party to be binding, expand the scope of either Party’s obligations, or alter the terms and conditions of this Agreement. However, if the terms and conditions of this Agreement do not address a particular circumstance or are otherwise unclear or ambiguous, the recitals set forth above shall assist in interpreting and construing such terms and conditions but only to the extent the contract terms do not address a particular circumstance or are otherwise unclear or ambiguous.

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NOW, THEREFORE, Integrated Supplier agrees to provide such products and services to WG, and WG agrees to purchase such products and services from Integrated Supplier, on the terms and conditions set forth in this Agreement and in consideration of the covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

1. Definitions; Construction of Terras. Terms used herein with initial capital letters shall have the respective meanings set forth in Appendix 6. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

2. Scope of Products & Services.

2.1 Products & Services. Pursuant to the terms and conditions of this Agreement, Integrated Supplier shall provide to WG the Products and Services, which will be described in Statements of Work, the form of which is attached hereto as Appendix 2. Products and Services may be modified from time to time during the Term in accordance with the procedures for Changes set forth in Appendix 7. Integrated Supplier shall not have the right to cease provision of the Products and Services (in whole or in part) except as expressly provided in this Agreement.

2.2 Additional Products and Services

2.2.1 Products and Services, Additions. If WG elects to procure products or services similar to the Products and Services contemplated by this Agreement. Integrated Supplier shall provide the New Products and Services in accordance with this Agreement to the extent applicable and otherwise with pricing and other terms no less favorable to WG than the pricing and other terms for the Products and Services to similarly situated customers. Any New Product or Service (including the Transition Plan related thereto, as applicable) shall be set forth in a Change Order or in a new Statement of Work that is executed by the Parties during the Term.

2.2.2 New Affiliates. If WG requests that Integrated Supplier provide some or all of the Products or Services for a New Affiliate. Integrated Supplier will provide such New Affiliate with the Product and Services. As part of its obligation under this Section 2.2.2, Integrated Supplier shall propose a transition plan and schedule for implementation of the Products and Services to be provided to such New Affiliate (as applicable). The Integrated Supplier may charge WG for the initial set-up. transition and implementation charges allocable to such New Affiliate unless such Charges are specifically identified in the applicable Statement of Work, and shall charge WG for the performance and delivery of the Products and Services allocable to such New Affiliate, based on a charging methodologies mutually approved by both parties for increases or decreases in the Charges due to increases or reductions in the quantity of the Products and Services used by WG.

2.3 Order of Precedence. The Parties contemplate that they may enter into additional Statements of Work during the term of this Master Services Agreement. The Parties intend that this Agreement govern the relationship of the Parties to the extent practicable, with

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Statements of Work intended to specify the particular Products and Services to be provided. In case of ambiguity or conflict between the terms and conditions of the body of this Master Services Agreement or an Appendix, on the one hand, and a Statement of Work, on the other hand, the terms and conditions of the body of this Master Services Agreement or the applicable Appendix shall control, except to the extent the Parties wish to supersede a term or condition of the body of this Master Services Agreement or an Appendix in connection with the provision of a particular Service, in which case the applicable Statement of Work shall expressly reference such term or condition. A subsequent Statement of Work shall supersede any and all prior agreements or understandings in a prior Statement of Work with respect to the Products and Services described therein. In case of an ambiguity or conflict between the terms and conditions of the body of this Master Services Agreement and an Appendix, the terms and conditions of the body of this Master Services Agreement shall control, except to the extent the Parties wish to supersede a term or condition of the body of this Master Services Agreement in a particular Appendix, in which case the applicable Appendix shall expressly reference such term or condition. For purposes of this Section 2.3, the definitions in Appendix 6 shall be deemed to be a part of the body of this Master Services Agreement.

2.4 Products and Services Inclusive. The Products and Services consist of the tasks and functions set forth in the Statements of Work, the functions and activities set forth in this Article 2.4 and, at no additional charge to WG, all activities, tasks and responsibilities that are (i) customary for Integrated Supplier to provide to Integrated Supplier’s other customers that are receiving and paying for products and services of the same scope as the Products and Services from Integrated Supplier’s central warehouse location, (ii) inherent or necessary as part of the Services, or (iii) reasonably necessary for the proper performance of the Services.

2.5 Nonexclusive Agreement. The intent of this agreement is to purchase all Stock Materials on an exclusive basis from Integrated Supplier. Integrated Supplier will be the preferred supplier for similar Non-Stock Materials that are required for day to day or project requirements. To incentivize WG, Integrated Supplier has offered a sliding scale based on overall project value. However, WG may engage, and enter into relationships with, third party entities providing any products and services, including any products and services the same as or comparable to the Products and Services. Each Party acknowledges and agrees that the execution of this Agreement is not a guarantee of (i) future work and volumes or (ii) minimum payment (subject to such payment obligations set forth in the applicable Statement of Work).

2.6 Transition Plans. Each Statement of Work shall include, if applicable, a Transition Plan for Products and Services provided under such Statement of Work. The Transition Plan for a Statement of Work shall include a transition approach and transition project plan with, as and to the extent set forth in the applicable Statement of Work and Transition Plan, specific responsibilities of the Parties and, as applicable, Deliverables, Milestones, Acceptance Testing, as well as Critical Milestones. Integrated Supplier shall, with input from WG (i) develop and present each specific Transition Plan to WG for its approval or amendment, (ii) manage the mutually agreed upon Transition Plan, (iii) develop and present an Acceptance Test Plan for the Transition Plan to WG for its approval or amendment, and (iv) execute the Transition Plan and the Acceptance Test Plan. WG may terminate the applicable Statement of Work, in whole or in part, for cause, pursuant to Section 23.1.2(iv) and if specified explicitly within that Statement of Work, if Integrated Supplier fails to complete the transition as specified in the Transition Plan.

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2.7 Provision of Products and Services.

2.7.1 Service Locations. To the extent applicable, each specific Statement of Work shall identify the WG Locations that shall receive the Products and Services under such Statement of Work. Integrated Supplier shall be entitled, subject to compliance with all Laws Applicable to Integrated Supplier. Generally Applicable Laws as they apply to Integrated Supplier, and WG Compliance Directives, as provided in Section 18.4, to transfer Products and Services and related obligations to Integrated Supplier’s Service Location as set forth in this Section 2.7.1.

(A) Transition Plan. With prior approval from WG, Integrated Supplier shall be permitted to transfer Services as expressly set forth in the Transition Plan for each Service.

(B) General Principles.

(1) Integrated Supplier must notify WG at least ninety (90) days in advance of any transfer, except as provided in (A) above.

(2) Integrated Supplier shall, prior to such transfer, promptly provide WG with all information reasonably requested by WG to evaluate Integrated Supplier’s Service Location and allow WG to conduct due diligence with respect to Integrated Supplier’s Service Location, including a site visit.

(3) Integrated Supplier shall have the burden of proving to WG that Integrated Supplier will, after such transfer, be able to fulfill all of its obligations as provided in this Agreement.

(4) If WG believes Integrated Supplier has not met its burden of proof, then Integrated Supplier may pursue resolution through the Dispute Resolution Process.

(5) If WG agrees that Integrated Supplier will, after such transfer, be able to fulfill all of its obligations as provided in this Agreement or as a result of the Dispute Resolution Process it has been determined that Integrated Supplier has met its burden of proof, and WG agrees to such transfer, then Integrated Supplier may so transfer and Integrated Supplier will be responsible for all costs associated with such transfer.

(C) Integrated Supplier Responsibility. Notwithstanding WG’s approval of the transfer of Services from an Integrated Supplier Service Location to another Integrated Supplier Service Location. Integrated Supplier shall remain liable and responsible for the performance of all Services by it and all of its Affiliates hereunder. Integrated Supplier shall be responsible for any expenses and price increases (including additional Taxes) resulting from any transfer from one integrated Supplier Service Location to another Integrated Supplier Service Location; provided, however, that WG shall be responsible

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for any such expenses and price increases, if (A) such transfer was expressly requested by WG; or (B) WG has expressly agreed to be responsible for any such expenses and price increases in a Change Order or Statement of Work.

2.7.2 Safety and Physical Security Procedures. As part of the Services, Integrated Supplier shall maintain and enforce at Integrated Supplier’s Service Locations safety and security procedures that are at least (i) equal to accepted industry standards of leading providers of third party logistic services that are providing services similar to the Services and the standards set forth in the applicable Statement of Work, and (ii) as rigorous as those procedures in effect at Integrated Supplier Service Locations as of the Effective Date. In addition, Integrated Supplier shall comply with WG Policies and Procedures as set forth in Appendix 1. Changes to WG Policies and Procedures set forth in Appendix 1 shall be agreed to and implemented in accordance with Article 10 and the Change Request Procedures in Appendix 7.

2.8 WG Corporate Policies. Integrated Supplier shall comply with the WG Corporate Policies as set forth in Appendix 1. Changes to such WG Corporate Policies shall be agreed to and implemented in accordance with Article 10 and the Change Request Procedures in Appendix 7.

2.9 Services Procedure Manual. Integrated Supplier shall provide a Services Procedure Manual as a Deliverable that describes how the Integrated Supplier shall perform and deliver the Products and Services under this Agreement and pursuant to the applicable Statement of Work. The content and delivery requirements for the Services Procedure Manual shall be as set forth in the Statement of Work. In the event of a conflict between the provisions of this Agreement and the Services Procedure Manual, the provisions of this Agreement shall control. The Services Procedure Manual shall be considered an operational document, which Integrated Supplier and WG may revise by mutual written agreement without the need to amend this Agreement. The Integrated Supplier shall establish, maintain and keep current training materials and other documentation required by Integrated Supplier to perform the Services.

3. Integrated Supplier Commitments.

3.1 Capital. During the Term, unless otherwise agreed by the Parties in such Statement of Work, all capital investments made by Integrated Supplier to provide the Products and Services or as may be necessary to enhance and maintain the quality of the Products and Services and Service Levels as required by this Agreement shall be made at Integrated Supplier’s sole expense.

3.2 Equipment and Transferred Assets.

3.2.1 Integrated Supplier Equipment. Except as otherwise expressly provided in this Agreement, Integrated Supplier shall be the owner or lessee of all Equipment and be solely responsible for the maintenance of the Equipment.

3.2.2 Transferred Products and Equipment. A Statement of Work may identify certain Products and Equipment to be transferred by WG to Integrated Supplier thereunder. Such Statement of Work will specify the terms and conditions

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under which such Products and Equipment is to be sold to Integrated Supplier. THE TRANSFERRED PRODUCTS AND EQUIPMENT ARE TRANSFERRED “AS IS” AND “WHERE IS” WITH NO OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER. INTEGRATED SUPPLIER ACKNOWLEDGES THAT WG IS NOT ACTING AS A MERCHANT WITH RESPECT TO SUCH TRANSFER.

3.3 Improvements. Integrated Supplier will explore opportunities on an ongoing basis to: i) reduce WG’s total cost of receiving the Products and Services (including the Charges) and ii) improve Integrated Supplier’s performance of the Services and Service Levels. Integrated Supplier will implement such measures as mutually agreed to and implemented in accordance with Appendix 7 and the Change Request Procedures or as otherwise set forth in a Statement of Work. Such opportunities may include economies of scale, alternate materials, and greater efficiencies developed by Integrated Supplier and technical changes and other developments affecting delivery of the Products and Services.

3.4 New Technology and Re-engineering. During the Term, Integrated Supplier shall keep itself informed of new technology and improvements in current technology that may facilitate or improve the Products and Services to result in cost savings, improvement in Integrated Supplier’s delivery and performance of the Products and Services, their respective Service Levels, and other benefits to WG. Integrated Supplier shall advise WG of such new technology or improvements of which it is aware and advise WG of their prospective benefits at quarterly meetings between the Parties, and in a written report to WG at least once in each calendar year. In addition, Integrated Supplier shall review the operations required to support WG and shall recommend to WG certain re-engineering procedures, processes and tools. In the event that the re-engineering opportunity would require WG to modify its methods, practices or policies. Integrated Supplier shall (i) present the changes to WG, (ii) discuss with WG the requirements of implementation, and (iii) identify the projected benefits to both WG and Integrated Supplier. The Parties shall work in good faith to determine the costs, benefits and proper level of commitment by both WG and Integrated Supplier for implementing such re-engineering projects. Either Party may request implementation of any of the foregoing in accordance with the procedures for Changes set forth in Appendix 7. Integrated Supplier shall not implement any of the foregoing without such Changes being mutually agreed to in accordance with Appendix 7.

4. Products, Provision of.

4.1 Product Conformance. All Products purchased by WG from Integrated Supplier shall conform to the approved specifications and approved manufacturer set forth in the Statements of Work. It is the responsibility of WG to furnish Integrated Supplier with specifications and a list of approved manufacturers. All Products purchased by WG from Integrated Supplier shall be manufactured by a manufacturer that has been approved by WG. It is the responsibility of both parties to share any required changes to the list of approved manufacturers. Integrated Supplier shall perform in accordance with all applicable Federal, State and local laws, rules and regulations, all expenses incurred in complying with these requirements are understood to be included in the price set forth in the Statement of Work.

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4.2 Substitutions, Alternate Products, and Saving Share Agreement. Product substitutions are not permitted without prior written approval by WG. Request for Product substitutions or proposals for alternative Products shall be directed to the attention of WG Procurement Department. WG Procurement Department shall coordinate the internal approval process with the appropriate WG departments in a timely manner coinciding with the delivery requirements when alternate material consideration requested by Integrated Supplier is related to a specific WG Product request. WG shall be under no obligation to approve any alternate products.

Integrated Supplier shall look for alternative goods or negotiate with existing manufacturers in order to reduce unit prices without compromising quality, service and safety. Savings generated by replacing Products listed in the Exhibit A or for savings gained through negotiation shall be subjected to a Saving Sharing Agreement as set forth herein. WG and Integrated Supplier shall share 50/50 all cost savings generated by the new alternative product or a revised version of an existing one. Savings Sharing Fees shall be calculated as 50% of the difference between the previous manufacturer unit price minus new manufacturer unit price multiplied by total usage generated in a year period starting on the date of WG approval minus any aggregate implementation cost or retooling requirements necessary to implement the product change.

Integrated Supplier shall calculate Savings Sharing Fees and submit related invoice. This Saving Sharing Agreement shall be effective under following conditions:

(A) The alternative product or a revised version of an existing one was proposed by Integrated Supplier.

(B) The new alternative product or a revised version of an existing one conforms to the specifications set forth in the original Statement of Work (as amended).

(C) Both WG and Integrated Supplier agree that

(1) The new alternative product or a revised version of an existing one is the result of an innovation presented by Integrated Supplier to WG; and

(2) WG was not aware nor contemplating implementation of this alternative product or revised version of an existing one.

4.3 Technical Support. Integrated Supplier will facilitate technical assistance with appropriate manufacturers in dealing with any performance or specification issue arising from the supplied Products. Technical assistance may be requested either before, during or after the purchase of the supplied Products. Integrated Supplier shall facilitate third-party assistance, preferably from the Original Equipment Manufacturer (OEM), in resolving problems beyond WG and Integrated Supplier’s capabilities. Technical assistance will be available twenty-four (24) hours a day. seven (7) days a week and shall be provided at no additional charge to WG when requested during normal business hours. Any technical assistance requested outside of normal business hours or for more than five (5) on-site field calls (visits by technical resources to a field location) per month. Integrated Supplier will charge WG $50.00 dollars per man hour per call.

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4.4 Training and Education. As reasonably necessary, Integrated Supplier, in its sole discretion, shall facilitate training sessions that cover installation, maintenance, and troubleshooting on new and/or existing Products as set forth in the applicable SOW. For all additional training, the charge to WG shall be as mutually agreed.

4.5 Right to Material Testing. WG shall have the right to request material testing for any new or existing Product supplied by Integrated Supplier. Upon WG’s request. Integrated Supplier shall organize a material testing meeting with Integrated Supplier representative(s), WG representative(s), and manufacturer representative(s) to test the product’s quality, specification, and conformance to WG material standards. Integrated Supplier shall provide a minimum of seventy-two (72) hours of advance notification prior to a scheduled material testing session. The notification should include the location, date, time and anticipated attendees. WG representative(s) shall be provided unobstructed access to the material testing session and the final results of the material test. The cost of any testing shall be based on the final scope as mutually determined and invoiced in the normal course of business.

5. Term.

5.1 Term of the Agreement. This Master Services Agreement shall be effective as of the Execution Date and shall remain in effect until the later of: five (5) years after the Execution Date; or (ii) the date that there is no Statement of Work in effect. WG reserves the right to unilaterally extend the Agreement for two (2) additional years beyond the original termination date under the same conditions.

5.2 Term of Statements of Work; Renewals. Each Statement of Work shall set forth its Effective Date and its Term, as well as any renewal term(s), as applicable. Unless otherwise provided in this Agreement, expiration or termination of such Statement of Work shall not terminate any other Statement of Work or this Master Services Agreement.

6. Pricing

6.1 Prices for Products and Services. The Charges for the Products and Services are specified in each Statement of Work in accordance with the pricing provisions set forth in each such Statement of Work. Such Charges are exclusive of Taxes that are WG’s responsibility pursuant to this Agreement. WG is not committed to a minimum level of business and associated charges pursuant to this Agreement except as otherwise provided in the applicable Statement of Work.

6.2 Price Adjustments. Integrated Supplier will review all Products and Services and their associated prices in accordance with Exhibit B.

6.3 Incidental Expenses. Any expense that Integrated Supplier expects to incur that are incidental to Integrated Supplier’s performance of the Services such as long distance telephone charges, office supplies, document reproduction, indirect shipping and overnight mail charges, network connectivity charges, and costs associated with personnel training in accordance with WG policies shall be included in the prices set forth in the applicable Statement of Work. Unless otherwise expressly set forth in such Statement of Work, such incidental

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expenses shall be the sole responsibility of Integrated Supplier and shall in no circumstance be reimbursed by WG.

6.4 Tax Obligations. The Parties’ respective obligations with respect to Taxes arising under, or in connection with, this Agreement are set forth in Appendix 3.

7. Invoicing and Payment.

7.1 Monthly Service Invoices. Integrated Supplier shall invoice WG in U.S. Dollars for all Services that Integrated Supplier performed in accordance with the then outstanding Statement(s) of Work. Each monthly invoice shall separately identify any applicable Taxes for which WG is responsible. Integrated Supplier shall send all invoices, in the format set forth in the applicable Statement of Work, in both electronic and hard copy form to the attention of the person therein designated, to the address set forth in the applicable Statement of Work or such other address as WG may provide to Integrated Supplier from time to time. All invoices will be issued by Integrated Supplier from an address in the United States to WG at an address in the United Slates. Simultaneously with each invoice Integrated Supplier shall also provide the supporting information, documentation identified in the applicable Statement of Work for WG to verify the accuracy of such invoice. In the event that Integrated Supplier does not provide WG with a reasonable estimate of Charges within the calendar quarter following the quarter in which such Charges accrued, or does not provide an invoice (and the supporting information, documentation identified in the applicable Statement of Work) within one hundred eighty (180) days of the end of the month in which such Services were provided, WG will not be obligated to pay any after-issued invoice with respect to such Services: provided, however, that (i) WG will remain responsible for any WG Tax obligations with respect to such Services that are later assessed by a governmental tax authority with respect to the Services and the delay in levying of the assessment is not due to Integrated Supplier’s failure to fulfill its obligations under this Agreement, and (ii) any such failure by Integrated Supplier to provide an invoice within one hundred eighty (180) days shall not relieve Integrated Supplier of any obligation to credit any excess charges previously invoiced by Integrated Supplier.

7.2 Product Invoices. Integrated Supplier shall invoice WG in U.S. Dollars for all Products in accordance with the then applicable Statement(s) of Work. All Product invoices shall separately identify any applicable Taxes for which WG is responsible. Integrated Supplier shall send all invoices, in the format set forth in the applicable Statement of Work, in both electronic and hard copy form and with accounting codes pre-populated, to the attention of the person therein designated, to the address set forth in the applicable Statement of Work or such other address as WG may provide to Integrated Supplier from time to time. All invoices will be issued by Integrated Supplier from an address in the United States to WG at an address in the United States. In the event that Integrated Supplier does not provide WG an invoice (and any necessary supporting documentation) within one hundred eighty (180) days of WG taking possession of the Products, WG will not be obligated to pay any after-issued invoice with respect to such Products; provided, however, that (i) WG will remain responsible for any WG Tax obligations with respect to such Products that are later assessed by a governmental tax authority with respect to the Products and the delay in levying of the assessment is not due to Integrated Supplier’s failure to fulfill its obligations under this Agreement, and (ii) any such failure by Integrated Supplier to provide an invoice within one hundred eighty (180) days shall not relieve

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Integrated Supplier of any obligation to credit any excess charges previously invoiced by Integrated Supplier.

7.3 Payment. WG shall pay all undisputed amounts in such invoices within thirty (30) calendar days of receipt of the invoice. WG shall remit all such payments to the address specified by Integrated Supplier. Any payment by WG shall be without prejudice of WG’s right to contest the accuracy of any invoice or charges.

7.4 Adjustments to Invoiced Amounts. With respect to any amount that is agreed between the Parties as an amount that (i) should be reimbursed to a Party by the other Party, (ii) is owed to a Party by the other Party with respect to damages incurred, or (iii) is otherwise owed or payable to a Party by the other Party pursuant to this Agreement, WG may deduct the entire amount owed against the Charges otherwise payable or expenses owed to Integrated Supplier under this Agreement and Integrated Supplier may add the entire amount owed to the Charges otherwise payable or expenses owed to Integrated Supplier under this Agreement.

7.5 Records and Audit. Integrated Supplier shall comply with the obligations set forth in Appendix 5 with respect to audits.

7.6 Disputed Charges. WG shall pay all undisputed charges when they become due in accordance with this Agreement. If WG, in good faith, disputes any Charges regarding the Services, it shall promptly notify Integrated Supplier and the Parties shall address such Dispute in accordance with this Section 7.6. With respect to those portions not in Dispute, Integrated Supplier shall submit a new invoice for such portions, and WG shall pay such portions within five (5) Business Days of receipt of such new invoice but in no event earlier than the date payment was due in accordance with the original invoice. With respect to those portions in Dispute, WG may withhold payment of such portions provided that WG may not withhold in the aggregate more than an amount equal to one (1) month’s Charges without placing the amount into escrow. In such event, WG will promptly notify Integrated Supplier of the disputed amount, with an explanation of the reasons therefore. Following notification of a disputed invoice charge amount, the Parties will use their reasonable endeavors to resolve such Dispute within fifteen (15) days. If the Parties cannot resolve such Dispute within fifteen (15) days, then the matter will be escalated to the representatives of the Parties specified in the Dispute Resolution Process. If the aggregate amounts withheld exceed one (1) month of Charges, WG shall place all such amounts in excess of one (1) month of Charges in an escrow account in a FDIC-insured bank chosen by WG, pending resolution of the Dispute by mutual agreement or pursuant to the Dispute Resolution Process. Amounts held in escrow (including interest received, if any) shall be released upon joint instruction of the Parties following any settlement or other mutual agreement, or as determined by final adjudication of the Dispute (less, in either case, reasonable, applicable escrow costs, which shall be equally divided), provided that the Party that is successful in any final adjudication of the Dispute shall be entitled to the interest, if any. In no event will the disputed amounts to be withheld pursuant to this Section 7.6 exceed in the aggregate at any one lime the Maximum Withholding Amount; provided, however, that disputed amounts withheld due to an invoice containing an unmistakable manifest error (e.g., a request for payment of $1,000,000,000 when the amount due was $100,000) will not be included when calculating the Maximum Withholding Amount.

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8. Software Systems and/or Application Acceptance Testing.

Integrated Supplier shall perform all Software Systems and/or application Acceptance Testing as set forth within any applicable Statement of Work.

9. Performance Measurement for Support Services.

9.1 Performance of Services. Integrated Supplier shall develop and exhibit an understanding of the business and technical objectives of WG. Integrated Supplier shall provide the Products, Services and the Termination Assistance Services in accordance with the Service Levels and Performance Requirements set forth in the applicable Statement of Work. In the event a Statement of Work does not specify a Service Level or Performance Requirement for particular Products, Services or Termination Assistance Services, or portion thereof, Integrated Supplier shall provide such Products, Services or Termination Assistance Services at a level in accordance with accepted industry standards of leading providers of third party logistics services that are providing services similar to the Products, Services or Termination Assistance Services and the standards set forth in the applicable Statement of Work. WG shall notify Integrated Supplier within three business (3) days of any defect in shipment or delivery including but not limited to damage or non-conformity. Integrated Supplier shall correct, replace or re-perform any defective or non-conforming Product, Service or Termination Assistance Service, and except due to the fault of WG or WG Third Party Suppliers, WG shall not be obligated to pay for such correction, replacement or re-performance beyond the amounts that WG would otherwise have had to pay had such Products, Services or Termination Assistance Services been performed or delivered correctly in the first instance.

9.2 Modification of Service Levels. WG and Integrated Supplier may modify the Service Levels as set forth in Exhibit C or the applicable Statement of Work.

9.3 Measurement and Monitoring Tools for Service Levels. Integrated Supplier shall implement, at its expense, the Measurement and Monitoring Tools. Such Measurement and Monitoring Tools shall permit reporting on at least a monthly basis to WG at a level of detail sufficient to verify compliance with the Service Levels and Performance Requirements and shall be subject to audit by WG in accordance with Appendix 5.

9.4 Root Cause Analysis. Promptly after receipt of a notice from WG of Integrated Supplier’s failure to meet a Service Level (as provided in Exhibit C), Integrated Supplier shall (i) commence diligent efforts to perform a root cause analysis, (ii) within fifteen (15) days provide a preliminary root-cause analysis for such failure, (iii) within thirty (30) days provide a final root-cause analysis for such failure, (iv) correct such failure within a reasonable lime period taking into account the circumstances, (v) provide WG with a report detailing the cause of and procedure for correcting, such failure, and (vi) provide WG with reasonable evidence that such failure will not be repeated.

10. Change Management Process

10.1 Changes. The Parties may revise, amend, alter, or otherwise change the nature, specification and scope of the Products and Services provided under this Agreement from time to time by mutual written agreement, including changes relating to: (i) the addition of Products or

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Services: (ii) the termination of certain Products or Services; (iii) the modification of Products or Services; (iv) changes to WG Policies, or (v) any other changes that alter the scope of a Statement of Work, or the nature of the Products and Services (collectively, “Changes”). All such Changes shall be made in accordance with the procedures set forth in Appendix 7 and the applicable Statement of Work, and shall except as otherwise provided in Appendix 7 only become effective upon the execution by both Parties of a Change Order.

10.2 Mandatory Changes. Notwithstanding Section 10.1 and Appendix 7, if WG determines that the implementation of a Change is required for WG to comply with a change in Laws or to prevent or mitigate a material adverse effect on WG’s business or operations, then WG may. upon written notice, require Integrated Supplier to commence with implementing such Change without agreement on a Change Order, unless implementing such Change would require Integrated Supplier to violate applicable Law; provided, however, that (i) if such Change would require Integrated Supplier to incur additional direct costs (with a reasonable margin), WG will reimburse Integrated Supplier for such costs on a time and materials basis until the Parties agree on the Change Order and (ii) if Integrated Supplier performs such Change on a time and materials basis to allow WG to comply with a change in Laws, such Change will be considered a WG Compliance Directive.

11. Project and Relationship Management.

11.1 Contract Governance. The Parties shall implement the contract governance procedures set forth in Appendix 8.

11.2 Failure to Act. Integrated Supplier and its subcontractors will be excused from failures to perform their obligations under this Agreement or to meet or exceed the Service Levels, and any resulting damages, to the extent that (i) WG and its agents (other than Integrated Supplier and its agents and other persons or entities working on Integrated Supplier’s behalf) fail to perform the retained services identified in a Statement of Work or other provisions of this Agreement, or WG, its agents (other than Integrated Supplier and its agents and other persons or entities working on Integrated Supplier’s behalf) fail to provide resources required by this Agreement or fulfill an obligation under this Agreement and (ii) such failure directly causes Integrated Supplier’s failure to perform; provided, however, that Integrated Supplier must (x) give WG prompt notice of WG’s or its agents’ failure to perform such retained services, provide such resources or fulfill such obligation resulting in such performance failure, (y) use its reasonable efforts to continue to perform despite WG’s or its agents’ failure to perform such retained services, provide such resources or fulfill such obligation under this Agreement and (z) use its reasonable efforts to mitigate the adverse consequences of WG’s or its agents” failure to perform such retained services, provide such resources or fulfill such obligation under this Agreement. Any such failure of WG or its agents shall not constitute a breach of this Agreement to the extent that Integrated Supplier is seeking to be excused pursuant to this Section 11.2 and shall only excuse Integrated Supplier and its subcontractors from failing to perform their obligations under this Agreement or to meet or exceed the Service Levels.

11.3 Other Providers. Integrated Supplier acknowledges that provision of the Products and Services may involve interaction with other providers of services and products to WG, including Third Party Providers. Integrated Supplier shall interact with the Third Party

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Providers in a manner that facilitates provision of the Products and Services and the Third Party Providers’ services or products in an orderly manner; provided, however, that Integrated Supplier’s obligation to cooperate is subject to any Third Party Provider’s agreement to the confidentiality restrictions that this Agreement imposes on WG (but only to the extent that Integrated Supplier’s Confidential Information is involved), and such cooperation will respect Integrated Supplier’s and WG’s commitments to contractual restrictions and obligations imposed by WG Third Party Supplier Agreements and Integrated Supplier Third Party Supplier Agreements. Integrated Supplier shall promptly notify WG of any matter involving a Third Party Provider that causes or threatens proper provision of Products or Services by a Third Party Provider.

12. Integrated Supplier Personnel and Subcontractors.

12.1 Personnel.

12.1.1 Qualified Personnel. Integrated Supplier and its subcontractors shall provide Personnel with suitable training, education, skill, license, and other qualifications to perform the Services under each specific Statement of Work.

12.1.2 Withdrawal/Replacement. If WG desires to withdraw or replace any Integrated Supplier Personnel providing the Services due to violations of WG written policies and procedures provided to Integrated Supplier including but not limited to the Code of Conduct, security and safety policies, WG shall consult with Integrated Supplier. If, after such consultation, WG requests the withdrawal or replacement of any Personnel, Integrated Supplier shall withdraw or replace such Personnel as soon as reasonably practical, and in connection with such action WG shall not be liable to Integrated Supplier for any related costs arising there from. Any employment actions solely related to the removed employee’s employment at Integrated Supplier shall be at the sole discretion of Integrated Supplier.

12.1.3 Notification and Replacement. Integrated Supplier shall provide a two week notification to WG, on a confidential basis, of the termination, and the reasons therefore, for Integrated Supplier’s or its subcontractor’s termination for cause of any Key Personnel where termination is related to a breach of WG Policies or violation of applicable Law. If either (x) the employment of any Personnel performing Services under a Statement of Work is terminated by Integrated Supplier or such Personnel for any reason whatsoever, or (y) WG requires the withdrawal or replacement of any Personnel pursuant to Section 12.1.2, Integrated Supplier and such subcontractor shall replace such terminated or withdrawn Personnel with new Personnel appropriately trained for the position that person is assuming.

12.1.4 Compliance. When Personnel (including those of each subcontractor) are on WG’s premises, they shall comply with all applicable WG rules, regulations, manuals, standards and policies applicable to other contractors at WG to the extent such policies have been provided to Integrated Supplier, including such matters as on-site working hours and holidays. Integrated Supplier will comply with WG Polices as set forth in Appendix 1. Integrated Supplier acknowledges that it has

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been provided with copy of all of the policies referenced on Appendix 1. Integrated Supplier shall provide each of its Personnel performing Services with copies of such rules, regulations and policies provided by WG and shall monitor such Personnel’s compliance with such rules, regulations and policies. WG may, in its sole discretion, approve all Personnel requiring access to any WG facility or site.

12.1.5 Screening and Background Checks. Integrated Supplier shall, at its expense, maintain a program to provide reasonable assurance that its Personnel performing the Services are trustworthy and reliable.

i) All Personnel: Subject to applicable Law and availability in the relevant jurisdiction, the following are required for all Personnel:

Searches	Information Required for Search
Local Criminal History Research 7 Years of Residence	Names to be searched; date of birth; SSN; and all information regarding jurisdictions to be searched
Social Locator	Full name and SSN (or equivalent in countries outside of the United States)
Education Verification	Correct name of school; address (at least city and state); year of graduation; last year attended; campus attended; name of applicant; all former names; date of birth; SSN; degree earned; name on degree
Driving Record (if hauling WG equipment)	Drivers license number; names as appears on driver’s license; state of license; SSN; date of birth

ii) Heavy equipment operators: In addition to the requirements of Section 12.1.5(i), Integrated Supplier shall, at its expense, maintain a program to provide reasonable assurance that its Personnel operating heavy equipment are competent, trustworthy and reliable. Integrated Supplier may not use Personnel to perform such functions if Integrated Supplier obtains information indicating such Personnel has tested positive for controlled substances, tested at or above .005 breath alcohol concentration, or refused to test. Such program, administered by an independently audited lab, shall consist of:

1.	All collection, transportation, testing procedures, test evaluation measures, quality control measures applicable to laboratories, medical review officers, record keeping, and reporting of drug test results will conform to the U. S. Department of Health and Human Services’ “Mandatory Guidelines for Federal Workplace Programs”, 49 CFR Part 40.

2.	A policy and procedure for conducting the controlled substance and alcohol tests as approved by WG that describes how the tests will be conducted, when

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they will be conducted, and how records will be audited and retained, including confirmation of all positive test results by a) a second methodology utilizing Gas Chromatography/Mass Spectrometry (GS/MS) and b) a medical review officer.

3.	The performance of four types of controlled substance tests:

(i) Prequalification controlled substance and alcohol testing is a requirement for all applicants intended for hire or transfer into performing or managing safety sensitive employees. Prospective employees must submit to a pre-qualification (NIDA 10 panel) test as well as a test that complies with the requirements of U.S. Department of Transportation 49 CFR parts 40, 199 and 382, hereinafter “DOT substance test” for the use of controlled substances, including alcohol, not greater than thirty (30) days before the applicant is to begin operating heavy equipment. Prior to collection of a urine sample, the applicant shall be notified that the sample will be tested for the presence of controlled substances. Applicants who provide a sample that test positive will be prohibited from providing Services under this agreement.

(ii) Reasonable cause controlled substance and alcohol (DOT substance test) testing protocol to be implemented when conduct witnessed by a supervisor or company official is indicative of the use of a controlled substance. All supervisors of Personnel operating heavy equipment shall be trained in the identification of actions, appearance, or conduct that is indicative of the use of a controlled substance. Where such behavior has been observed, a supervisor shall transport such Personnel to the collection site within two (2) hours of the witnessing of indicative behavior. Refusal to submit to the test should result in removal from operating heavy equipment. While awaiting the test results and confirmation from the medical review officer, such Personnel should be removed from providing Services under this agreement.

(iii) Post incidence controlled substance and alcohol (Department of Transportation (DOT) substance test) tests shall be conducted at the direction and upon notification from WG. The decision to test is based upon the conclusion that the Personnel’s actions cannot be ruled out as a contributing factor to an incident. Upon such notification, a supervisor will escort such Personnel to the closest testing facility as soon as possible, but no later than two (2) hours of the notification. A refusal by such Personnel to submit to the test should be treated as a positive test. Such Personnel should be prohibited from operating heavy equipment for a refusal or until the results are received from the medical review officer. Any positive result should result in removal from providing Services under this agreement.

(iv) Random controlled substance (DOT substance test) testing will be conducted quarterly and administered at a fifty percent (50%) annualized rate so that during any twelve (12) month period the number of tests conducted will

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be equal to half of the total pool of covered Personnel Personnel operating heavy equipment will be subject to random testing at any time with no advance notice. The random selection process will ensure each Personnel the same fair and equal chance of being selected. Personnel randomly selected will be notified by his/her supervisor of the selection and instructed to immediately go to the designated collection site. Failure to submit to a random test should be treated as a positive test and Personnel should be removed from providing services under this agreement. Positive results confirmed by the medical review officer should result in such Personnel being removed from providing services under this agreement.

(v) In the event that WG changes its requirements for drug and alcohol testing, such change shall be dealt with under Article 11 of the Agreement.

1.	Record Retention

a.	Integrated Supplier will retain the following records for a period of at least five (5) years:

(1)	Records of Personnel tested, by type of test, and the results of each test;

(2)	Documentation of Personnel that refuse to take required controlled substance and alcohol tests;

(3)	Confirmed positive drug test results that show that Personnel failed a drug test; this record will also include: (a) the prohibited drug used; and (b). disposition of the Personnel (i.e., termination, reassignment);

b.	Integrated Supplier will retain records confirming supervisory and Personnel training described in 3(ii) above for at least three (3) years.

(iii) Other: Additional background check and screening requirements may be set forth in a Statement of Work.

In the event that any part of this program is not permitted by applicable Law without consent. Integrated Supplier shall endeavor to obtain the appropriate consent. Notwithstanding the foregoing, Integrated Supplier shall: (x) assign sufficient Personnel at any given time to operate heavy equipment and (y) prevent any Personnel that has not undergone the foregoing screening program specified above from operating heavy equipment.

12.2 No Third Party Beneficiaries. Nothing in this Article 12 is intended to provide to any employee of either Party or the Personnel any benefit or right, or entitle any such employee or the Personnel to any claim, cause of action, remedy, or right of any kind, the intent of the Parties being that nothing in this Article 12 shall be deemed to create any obligations of either Party to any employee of either Party or the Personnel or to create any right to any employee of either Party or the Personnel. No employee of either Party or the Personnel shall have any rights to enforce this Article 12, either for his or her own benefit or otherwise.

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Personnel supplied hereunder are not WG’s employees or agents and Integrated Supplier shall continue to be fully responsible for their acts. Integrated Supplier, or its subcontractors (as applicable) shall be solely responsible for the payment of compensation of the Personnel and Integrated Supplier and its subcontractors (as applicable) shall inform Personnel that they are not entitled to any of WG’s employee benefits. Integrated Supplier or its subcontractors (as applicable), and not WG. shall be solely responsible for payment of worker’s compensation, disability benefits and benefits similar thereto and unemployment insurance or for withholding and paying employment taxes for the Personnel.

12.3 Transfer of WG Personnel. If any employees will be transferred from WG to Integrated Supplier, the applicable Statement of Work will include the human resource provisions.

12.4 Integrated Supplier’s Use of Subcontractors and Third Party Suppliers.

12.4.1 Subcontractors.

12.4.1.1 Integrated Supplier Obligations. Integrated Supplier shall not subcontract any portion of the Services or all or any portion of its obligations under this Agreement without WG’s prior written consent, except that Integrated Supplier may, without WG’s prior written consent, (i) cause its Affiliates to provide any of the Products and Services, (ii) enter into subcontracts with (A) natural persons (1) who qualify as “independent contractors” or “temp employees” of integrated Supplier who provide temporary services to Integrated Supplier under independent contractor relationships of a type commonly referred to in the United States as “1099” relationships or (2) who provide services to Integrated Supplier on a leased employee or so-called “staffed- or temp-employee basis” pursuant to contracts between Integrated Supplier and a staff augmentation or staff supplementation company, or (B) subcontractors that provide ancillary indirect support services, or (iv) in the ordinary course of business, enter into a subcontract with an entity to provide third party services for which the total estimated or anticipated value of such subcontract is less than two hundred and fifty thousand dollars ($250,000) in Services to WG in any calendar year.

12.4.1.2 Limitations. Notwithstanding Section 12.4.1.1, WG’s consent shall be required for Integrated Supplier to subcontract with any person or entity (other than Integrated Supplier’s Affiliates) contracted with exclusively to provide services to WG, or to provide Products and Services that are expressly identified in a Statement of Work as requiring WG’s consent for subcontracting (which consent shall be at WG’s sole discretion only to the extent expressly stated in the Statement of Work). WG’s consent with respect to any subcontracting shall not relieve Integrated Supplier of its responsibility for the performance of any of its obligations under this Agreement or constitute WG’s consent to further subcontracting. In assigning subcontractors to provide the Services for which WG’s prior written consent is required, Integrated Supplier shall first obtain WG’s written approval and shall further represent to WG that such subcontractors are qualified to provide, and are experienced in providing, the Services to which they are assigned. To the extent WG’s

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consent for such subcontractors is required under this Agreement, WG approves the subcontractors set forth in the applicable Statement of Work, but only with respect to the specific portions of the Services to be subcontracted to such subcontractor as set forth in the Statement of Work.

12.4.1.3 Reassignment or Removal by Integrated Supplier. Integrated Supplier shall not, without the consent of WG, reassign or remove any subcontractor that has been contracted with to provide Services to WG. If Integrated Supplier proposes to enter into a Subcontract for which WG’s prior written consent is required, Integrated Supplier shall clearly set forth in writing to WG: (i) the specific portions of the Services that Integrated Supplier proposes to subcontract; (ii) the scope of the proposed subcontract; (iii) the identity, background, and qualifications of the proposed subcontractor: and (iv) the type of contract that exists or shall exist between Integrated Supplier and the subcontractor.

12.4.1.4 Reassignment or Removal at WG’s Request. WG shall have the right: (i) to approve or disapprove the use of proposed subcontractors for which WG’s prior written consent is required; and (ii) to request the removal or revoke its prior approval of a subcontractor for which WG’s prior written consent was required due to violations of WG written policies and procedures provided to Integrated Supplier including but not limited to the Code of Conduct, security and safely policies; provided however, that WG agrees to relieve Integrated Supplier from its obligations to meet applicable Service Levels for a reasonable period of time to the extent impairment is caused by such discontinuance and to reimburse Integrated Supplier for termination charges (if any) Integrated Supplier is required to pay such subcontractor to terminate its agreement with Integrated Supplier and other reasonable fees associated with such transition, so long as Integrated Supplier uses efforts to mitigate such impairment and to avoid such termination charges. Notwithstanding the foregoing, WG shall have the right to terminate any subcontractor that is an entity, without payment of any related charges, if WG has the right (whether or not such right is exercised) to terminate this Agreement, or the applicable Statement of Work, as a result of the acts or omissions of such subcontractor.

12.4.2 Third Party Services. Notwithstanding Section 12.4.1.1, Integrated Supplier may, without WG’s consent, subcontract or obtain services that are not designated as critical functions for the Services in the applicable Statement of Work.

12.4.3 Integrated Supplier’s Responsibility for Subcontractors. With respect to any obligations of Integrated Supplier under this Agreement performed by subcontractors. Integrated Supplier shall remain responsible for such obligations in addition to subcontractor compliance with the terms and conditions of this Agreement to the same extent Integrated Supplier would be responsible for its own compliance with the terms and conditions of this Agreement. Integrated Supplier shall not disclose to any subcontractor, or any third party supplier under a Integrated Supplier Third Party Supplier Agreement, any of WG’s Confidential Information unless and until such subcontractor, vendor or supplier has a need to know such Confidential Information and

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has agreed in writing to protect the confidentiality of such information in a manner that is equivalent to that required of Integrated Supplier by Article 15. Integrated Supplier shall be responsible as WG’s sole point of contact regarding the Services.

13. Audit and Inspection Rights. WG may conduct audits of Integrated Supplier as set forth in Appendix 5.

14. Business Continuity and Disaster Recovery.

14.1 Business Continuity Plan. Upon the Services Commencement Date for a Service to be performed by Integrated Supplier under each Statement of Work, Integrated Supplier shall apply Integrated Supplier’s Business Continuity Plan (as approved by WG and as modified pursuant to this Agreement) to such Service in accordance with Appendix 9 and the applicable Statement of Work.

14.2 Implementation of Business Continuity Plan. Upon the occurrence of a Disaster and as part of the Charges, Integrated Supplier shall implement the Business Continuity Plan in accordance with Appendix 9. The occurrence of a Disaster (including any Force Majeure Event) will not relieve Integrated Supplier of its obligation to implement the Business Continuity Plan and to provide disaster recovery Services. If the Services are not restored within the period specified in the Business Continuity Plan, and to the extent such failure to restore Services is attributable to Integrated Supplier’s failure to comply with the Business Continuity Plan. WG may terminate the applicable Statement of Work for cause pursuant to Section 23.1.2.

14.3 Testing of Business Continuity Plan. Each Statement of Work shall set forth the frequency with which Integrated Supplier must, at its own expense, test the Business Continuity Plan, but in no event shall such tests be conducted less frequently than annually. WG shall have the right, at any time and from time to time, to review the Business Continuity Plan as it relates to the Services and request Integrated Supplier to modify or enhance the Business Continuity Plan as reasonably necessary to address any WG concerns or policy changes and such modifications or enhancements will be agreed to and implemented using the Change Request Procedures in Appendix 7.

15. Confidentiality.

15.1 Duty of Confidentiality. Each Party acknowledges that it may, in the course of performing its responsibilities under this Agreement, be exposed to, or acquire. Confidential Information of the other Party or its Affiliates or their customers or third parties to whom the other Party or its Affiliates owe a duty of confidentiality. Recipient agrees to hold the Confidential Information of Discloser in confidence using the same or greater degree of care it uses with its own most sensitive information (but in no event less than a reasonable degree of care) and not to copy, reproduce, sell, assign, license, market, transfer or otherwise dispose of, give or disclose such information to third parties or to use such information for any purposes whatsoever other than the performance of this Agreement or as expressly set forth in this Agreement. Recipient will limit access to Confidential Information of Discloser to only those of its employees, agents and contractors having a need-to-know in connection with this Agreement or provision of the Services. Recipient shall advise all of its employees and subcontractors who

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may be exposed to the Confidential Information of Discloser of their obligations to keep such information confidential in accordance with this Article 15. Recipient shall, upon expiration or termination of this Agreement or applicable Statement of Work or otherwise upon demand, either return to Discloser or destroy and certify in writing to Discloser the destruction of any and all documents, papers and materials and notes thereon in Recipient’s possession, including copies or reproductions thereof, to the extent they contain Confidential Information of Discloser except for any Confidential Information which is otherwise required to be retained pursuant to this Agreement, which Confidential Information will continue to be subject to the terms of this Agreement.

15.2 Exclusions to Confidential Information. Confidential Information shall not include information that Recipient can show: (i) was or has later become available to the public through no breach of this Agreement; (ii) was obtained from a third party who rightfully received the information without the obligation of confidentiality; (iii) was already in the Recipient’s possession prior to direct or indirect disclosure pursuant to this Agreement, the Request for Information or the Request for Proposal: or (iv) was independently developed by Recipient without reference to the Confidential Information of Discloser.

15.3 Permitted Disclosures. If the Recipient is requested to disclose all or any part of any Confidential Information of the Discloser under a discovery request, a subpoena, or inquiry issued by a court of competent jurisdiction or by a judicial, administrative, regulatory or governmental agency or legislative body or committee, or the Recipient determines that disclosure is required under applicable Law, the Recipient shall, to the extent practicable and subject to applicable Laws, give prompt written notice of such request or such determination to the Discloser and shall give the Discloser the opportunity to seek an appropriate confidentiality agreement, protective order or modification of any disclosure or otherwise intervene, prevent, delay or otherwise affect the response to such request or such determination and Recipient shall cooperate in such efforts. Discloser shall reimburse Recipient for reasonable legal fees and expenses incurred in Recipient’s effort to comply with this provision. The Parties agree that this Section 15.3 would be applicable to the extent either Party intended to make this Agreement or any portion thereof publicly available.

15.4 Confidentiality Agreements. WG and Integrated Supplier shall inform their employees with access to Confidential Information of the confidentiality obligations under Section 15.1. Integrated Supplier shall require its subcontractors and employees to execute confidentiality agreements that contain confidentiality obligations that are no less rigorous with respect to WG’s Confidential Information than the confidentiality obligations set forth in this Agreement.

15.5 Remedy. It is understood and agreed that in the event of a breach of this Article 15, damages will not be an adequate remedy and the non-breaching Party shall be entitled to injunctive relief to restrain any such breach, threatened or actual, notwithstanding Article 21.

15.6 Attorney Client Privilege/Work Product. As a result of its position in providing and performing the Services, Integrated Supplier may have unique knowledge of certain operations and information of WG that neither WG nor any of its employees will have in full. In addition, although Integrated Supplier and WG have not established an

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employee-employer relationship, in providing and performing the Services as an independent contractor. Integrated Supplier may interact with the employees, executive management, accountants and legal counsel to WG in a manner and with respect to matters that, functionally, may appear to be the same as or similar to functions performed or previously performed by employees and agents of WG. Integrated Supplier also acknowledges that certain documents, data and databases to which Integrated Supplier has access or are created by Integrated Supplier for WG and all associated communications relating thereto may be subject to the legal professional client privilege and that such information may have been or may be prepared in anticipation of litigation and that Integrated Supplier is performing the Services in respect of such information as an agent of WG. To the extent that any of the materials or information provided to and from Integrated Supplier as part of the Services for, and related communications with, legal counsel of WG (both in-house counsel and outside counsel) may be subject to WG attorney-client privilege and/or work product privilege, Integrated Supplier shall reasonably cooperate, at WG’s expense and direction, to take steps designed to prevent waiver of any privilege with respect thereto. The foregoing shall not, however, be construed to affect the liability or obligations of the Parties pursuant to or in connection with this Agreement or the Services; provided, however, that the Recipient may disclose certain Confidential Information in accordance with Section 15.3.

15.7 No Right or License. Nothing in this Article 15 shall be construed as obligating either Party to disclose its Confidential Information to the other Party or as granting to, or conferring on, the other Party, expressly or impliedly, any rights or license to the Confidential Information.

16. Data and Information Security.

16.1 Safeguarding of WG Data. Integrated Supplier shall establish and maintain safeguards against the destruction, loss, misuse or alteration of WG Data in the possession of Integrated Supplier that are no less rigorous than those set forth in Article 15, Article 16, or Appendix 4. WG shall have the right to establish separate backup security for WG Data and to keep backup data and data files. Integrated Supplier shall notify WG immediately in the event of (i) a breach in the security of any WG Data, or (ii) a breach of any requirement under this Agreement with respect to WG Data and shall also follow the procedures set forth in Appendix 4 with respect thereto.

16.2 Provision of WG Data. Notwithstanding any other provision of this Agreement, Integrated Supplier shall make all WG Data (complete and unaltered) available at any time to WG and its authorized agents in the form in which Integrated Supplier is using or storing such WG Data at no additional charge.

16.3 Ownership and Use of WG Data. As between the Parties, WG Data shall be and remain the property of WG. Integrated Supplier shall use the WG Data solely to perform Integrated Supplier’s obligations under this Agreement. Except as expressly permitted in this Agreement, Integrated Supplier shall not sell, assign, lease, disseminate, or otherwise dispose of the WG Data or any part thereof to any other person, and Integrated Supplier shall not commercially exploit any part of the WG Data. Integrated Supplier shall not possess or assert any property interest in, or any lien or other right against or to, any WG Data. Notwithstanding,

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Integrated Supplier may aggregate WG data along with other information for benchmarking purposes as long as such data is not individually identifiable.

16.4 Data Retention.

16.4.1 During Term. During the Term and subject to Appendix 4, Integrated Supplier shall retain all WG Data associated with a Statement of Work for as long as WG is required by Law, or by WG’s Policies and Procedures set forth in Appendix 1, or as expressly set forth in such Statement of Work. WG shall inform Integrated Supplier of any such requirements of Law (subject to Section 18.4) and WG Policies and Procedures, which shall be incorporated into the applicable Statement of Work. Nothing in this Article 16 shall relieve Integrated Supplier of (i) other document retention requirements expressly provided in this Agreement, or (ii) its obligations in Section 18.4.

16.4.2 Post-Term. Upon termination or expiration of a Statement of Work, or upon request by WG at any time with respect to particular WG Data not required by Integrated Supplier to perform Integrated Supplier’s obligations under this Agreement, or at the end of any specified retention period set forth in such Statement of Work, Integrated Supplier shall return to WG the WG Data associated with such Statement of Work in the form and manner reasonably requested by WG (which shall be at no charge to WG if such form and manner that was used by Integrated Supplier, but conversion to a different form and manner may result in a reasonable charge to WG) including all copies of documents, papers or other material that may contain or be derived from WG Confidential Information and delete from its servers any electronic copies of all such information (excluding for purposes of this Section 16.4.2, copies of this Agreement) that are in Integrated Supplier’s possession or control, together, if requested by WG. with a certificate signed by Integrated Supplier in form and substance reasonably satisfactory to WG. stating that all WG Data has been returned or destroyed. Integrated Supplier shall remove WG Data from its applications and databases and shall use mutually approved data destruction methods to remove WG Data from its back-up systems.

17. Intellectual Property.

17.1 WG Intellectual Property.

17.1.1 Trademarks and Service Marks. To the extent that the Services permit or require a Party to use the name, logo or domain name of the other Party, a Party shall, unless otherwise agreed in a particular instance, adhere to all brand identity standards provided in writing to the other Party. Any such use of the name, logo or domain name by that Party does not constitute a trademark license by the Party to the other Party to use the name, logo or domain name in association with any other trademark, any product or service that a other Party manufactures, distributes, sells, or supports, or any service that the other Party performs or renders. The Parties acknowledge that the company logo and all goodwill associated therewith of the other Party are, and shall remain, the sole property of the Party that owns such company

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logos and no rights are conferred upon the other Party with respect thereto. Any and all trademarks appearing in any materials and systems connected with the Services shall contain appropriate trademark ownership/attribution notices that clearly identify the applicable owner as the owner of such trademarks.

17.1.2 WG Intellectual Property. WG shall be, and shall remain, the sole and exclusive owner of all WG Intellectual Property. Subject to the other terms and conditions of this Agreement, WG hereby grants to Integrated Supplier and its subcontractors providing the Services, during the Term and during the period Termination Assistance Services are being provided, a non-exclusive, worldwide, royalty-free, non-transferable license to use. copy, maintain, modify, enhance and create derivative works of the WG Intellectual Property solely for the purpose of providing the Services to WG pursuant to this Agreement. Neither Integrated Supplier nor its subcontractors shall be permitted to use WG Intellectual Property for the benefit of any entities other than WG. Except as requested or approved by WG, or as otherwise provided in this Agreement, Integrated Supplier and its subcontractors shall cease all use of WG Intellectual Property at the end of the Term and after Termination Assistance Services are discontinued.

17.2 Access to Integrated Supplier’s Intellectual Property. Integrated Supplier and its Affiliates shall be, and shall remain, the sole and exclusive owners of all Integrated Supplier Intellectual Property. Subject to the other terms and conditions of this Agreement, Integrated Supplier, on behalf of itself and its Affiliates, hereby grants to WG. for itself and its Affiliates, a non-exclusive, worldwide, royalty free (during the Term), non-transferable license. In addition, Integrated Supplier will permit WG’s third-party contractors to access Integrated Supplier’s ASP system in order to fulfill the necessary inventory management requirements, subject to Integrated Supplier’s acceptable use policy. Integrated Supplier may use the Integrated Supplier Intellectual Property for any purpose, including for the purpose of providing services to a third party.

17.3 No Other Licenses. This Agreement does not grant or otherwise give either Party ownership in, or other proprietary rights or license to use, the other Party’s Intellectual Property Rights except as expressly provided for herein or in an applicable Statement of Work.

17.4 Integrated Supplier and Third Party Intellectual Property. To the extent Integrated Supplier desires to include any Integrated Supplier Intellectual Property or other third party Intellectual Property in any WG Work Product or Deliverables to be provided or licensed to WG that would not be covered by the licenses granted to WG above, Integrated Supplier shall (i) notify WG prior to such inclusion, (ii) identify all such Integrated Supplier Intellectual Property and third party Intellectual Property in the applicable Statement of Work, and (iii) not proceed with such inclusion without first obtaining WG’s consent. During the Term and except as set forth in an applicable Statement of Work, Integrated Supplier shall have financial and administrative responsibility for obtaining any Consents and any additional licenses that may be necessary for Integrated Supplier to use such third party Intellectual Property or Integrated Supplier Software during the Term in the provision of Services and to grant the licenses set forth in this Article 17, and WG shall have financial and administrative responsibility for obtaining any Consents and any additional licenses that may be necessary for Integrated Supplier to use the

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WG Software and WG Systems in the provision of Services. The Party financially and administratively responsible for obtaining the Consent shall obtain such Consent. Such responsibility will include the payment of any required transfer, upgrade, access, license or similar fees or charges related thereto. The other Party will provide reasonable assistance to the responsible Party in obtaining such Consent. The Parties will cooperate to obtain such Consents in a cost effective and efficient manner.

If any Consent cannot be obtained, the Parties will (i) make any appropriate adjustments to their respective obligations under this Agreement, all to the extent necessary due to a failure to obtain such Consents, and (ii) seek to establish mutually acceptable alternative arrangements so that the Parties may perform their respective obligations under this Agreement by alternative means. After the Term, Integrated Supplier shall use commercially reasonable best effort efforts to obtain the right for WG and its Affiliates, as applicable, to use such third party Intellectual Property, or to have a third party use such third party Intellectual Property on WG’s and its Affiliates’ behalf.

17.5 Residual Rights. So long as a Party complies with its obligations under this Agreement (including with respect to Intellectual Property Rights and license rights and its confidentiality and data protection obligations), nothing in this Agreement is intended to preclude a Party from acquiring, marketing, developing, distributing, licensing, or using for itself or others, services, products or technology that are the same as or similar to those provided pursuant to this Agreement. Furthermore, subject to the rights that the other Party may have with respect to patents or copyrights, a Part) will continue to be free to use the general knowledge, skills and experience and any Residual Rights that are acquired or used in the course of providing or receiving the Services.

18. Representations, Warranties and Covenants.

18.1 Integrated Supplier Representations, Warranties and Covenants.

18.1.1 Authorization. Integrated Supplier represents and warrants: (i) that this Agreement has been validly executed and delivered by Integrated Supplier and that the provisions set forth in this Agreement constitute legal, valid, and binding obligations of Integrated Supplier enforceable against Integrated Supplier in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and with regard to equitable remedies, to the discretion of the court before which proceedings to obtain such remedies may be pending: (ii) that Integrated Supplier has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite action on the part of Integrated Supplier; (iii) that Integrated Supplier’s execution and delivery of this Agreement and Integrated Supplier’s performance or compliance with the terms of this Agreement shall not conflict with, result in a breach of, constitute a default under, or, other than the Consents, require the consent of any third party under any license, sublicense, lease, contract, agreement, or instrument to which Integrated Supplier is bound or by which its properties are subject: and (iv) that

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Integrated Supplier has not authorized any third party to act as a broker or finder or in any similar capacity in connection with the transactions contemplated by this Agreement.

18.1.2 Professional Services. Integrated Supplier represents and warrants that Integrated Supplier will provide the Products. Services and the Termination Assistance Services in a professional and workmanlike manner in accordance with accepted industry standards of leading providers of third party logistic services providing services similar to the Services.

18.1.3 Products. Integrated Supplier warrants that it will purchase all Products and all parts herein, in accordance with the specifications provided by WG. Integrated Supplier will assign the manufacturer’s warranty’s it receives to WG, and verify the products received are as ordered. Integrated Supplier will replace all non-conforming goods as soon as practicable. Further, Integrated Supplier agrees to provide such cooperation and assistance as WG may reasonably request to effectuate such protections and benefits against manufacturers of such products, provided that Integrated Supplier shall not be obligated to take any action that threatens or impairs its own rights, duties and responsibilities.

18.1.4 Non-Infringement. Integrated Supplier warrants that to the best of its knowledge: (i) any hardware, software, documents or other materials provided under this Agreement or any Statement of Work do not infringe on the Intellectual Property Rights of a third party; and (ii) it shall perform the Services and Termination Assistance Services under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of. any Intellectual Property Rights of any third party. WG’s remedies for a breach of this warranty are set forth in Section 19.

18.1.5 No Unlawful or Unauthorized Actions. Integrated Supplier warrants that it has not violated and will not violate any applicable Laws regarding the offering of unlawful inducements, and, except as otherwise expressly provided in this Agreement, it has not taken and will not take any actions that (i) create, or purport to create, any obligation on behalf of WG, or (ii) grant, or purport to grant, any rights or immunities to any third party under WG Intellectual Property.

18.1.6 Viruses/Disabling Code. Each party warrants that to the best of its knowledge that any Software provided or used by the Party as part of the Services (including Third Party Software) or developed for one Party by the other party (i) does not and shall not contain any malicious code designed to intentionally disable, slowdown, impair or otherwise shut down the other Party’s System, including any viruses, disabling code, time bombs or trojan horses and (ii) shall be interoperable with other Software used by the other Party that may deliver records to that Party, receive records from the other Party’s Software or interact with such other Party’s Software, including to back-up and archive data. Each party is responsible for notifications and other notifications set forth in Appendix 4, however, in no event shall either party be liable for malicious code received unknowingly from third parties.

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WG represents and warrants that any WG Software owned by it, as provided in its unmodified state by WG to Integrated Supplier, does not contain any malicious code designed to intentionally disable, slowdown, impair or otherwise shut down Integrated Supplier’s systems, including any viruses, disabling code, time bombs or Trojan horses, except to the extent attributable to any action by Integrated Supplier.

18.1.7 Continuing Warranties. Integrated Supplier covenants that each of the representations and warranties set forth in this Section 18.1 and each other express representation and warranty of Integrated Supplier in this Agreement, shall remain true and correct during the Term. To the extent that any such representation or warranty becomes untrue in any material respect during the Term, Integrated Supplier shall notify WG of the facts and circumstances surrounding such situation.

18.2 WG Representations, Warranties and Covenants.

18.2.1 Authorization. WG represents and warrants: (i) that this Agreement has been validly executed and delivered by WG and that the provisions set forth in this Agreement constitute legal, valid, and binding obligations of WG enforceable against WG in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors” rights generally, and with regard to equitable remedies, to the discretion of the court before which proceedings to obtain such remedies may be pending; (ii) that WG has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite action on the part of WG; (iii) that WG’s execution and delivery of this Agreement and WG’s performance or compliance with the terms of this Agreement shall not conflict with, result in a breach of, constitute a default under, or, other than the Consents, require the consent of any third party under any license, sublicense, lease, contract, agreement, or instrument to which WG is bound or by which its properties are subject; and (iv) that WG has not authorized any third party to act as a broker or finder or in any similar capacity in connection with the transactions contemplated by this Agreement.

18.2.2 Non-Infringement. WG represents and warrants that: (i) any hardware, software, documents or other materials provided under this Agreement, including any WG Intellectual Property and WG Software that is owned by WG do not and shall not infringe or otherwise conflict with the Intellectual Property Rights of a third party; provided, however, that Integrated Supplier’s sole and exclusive remedy for a breach of the warranty in this Section 18.2.2 shall be Integrated Supplier’s rights under Section 19.2.

18.2.3 No Unauthorized Actions. WG represents and warrants that it has not taken and will not take any actions that, except as expressly provided by this Agreement (i) create, or purport to create any obligation on behalf of Integrated Supplier, or (ii) grant, or purport to grant, any rights or immunities to any third party under Integrated Supplier intellectual Property.

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18.2.4 Continuing Warranties. WG covenants that each of the representations and warranties set forth in this Section 18.2 and each other express representation and warranty of WG in this Agreement, shall remain true and correct during the Term. To the extent that any such representation or warranty becomes untrue in any material respect during the Term, WG shall notify Integrated Supplier of the facts and circumstances surrounding such situation.

18.3 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY MATTER. INCLUDING FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, INFORMATIONAL CONTENT, SYSTEMS INTEGRATION, NON-INFRINGEMENT, INTERFERENCE WITH ENJOYMENT, OR RESULTS TO BE DERIVED FROM THE USE OF ANY PRODUCT, SERVICE, SOFTWARE, HARDWARE, OR OTHER MATERIALS PROVIDED UNDER THIS AGREEMENT.

18.4 Compliance with Laws.

18.4.1 WG Compliance. WG shall comply with all Laws Applicable to WG and all Generally Applicable Laws as they apply to WG and shall be responsible for any fines, penalties, sanctions and interest imposed on Integrated Supplier or WG by a Governmental Authority to the extent directly resulting from (i) the failure of WG to comply with Laws Applicable to WG or Generally Applicable Laws as they apply to WG, except to the extent caused by Integrated Supplier’s failure to fulfill its obligations under this Agreement, (ii) the compliance by Integrated Supplier with a WG Compliance Directive, or (ii) the failure of WG to issue a WG Compliance Directive. WG shall promptly notify Integrated Supplier of any non-compliance by WG with Laws Applicable to WG or Generally Applicable Laws as they apply to WG that impacts Integrated Supplier upon learning thereof. WG shall work expeditiously to remedy such non-compliance and the Parties will otherwise cooperate in a manner with each other to allow for the Services to be provided to the extent legally permissible. Integrated Supplier shall be responsible for any fines, penalties, sanctions and interest imposed on WG by a Governmental Authority resulting from WG’s noncompliance with Laws Applicable to WG or Generally Applicable Laws as they apply to WG that is a direct result of Integrated Supplier’s failure to perform the Services. To the extent of any change in Laws Applicable to WG or Generally Applicable Laws as they apply to WG, or a change to the Service as a result of a WG Compliance Directive, the cost of such change shall be borne by WG. With respect to this Section 18.4.1, a Statement of Work may specify specific obligations with respect to compliance with Laws. The Parties agree that in the case of a conflict between the terms and conditions of this Section 18.4.1 and a specific obligations on WG with respect to compliance with Laws contained in a Statement of Work with respect to whether an obligation is an obligation to comply with Laws Applicable to WG, the specific obligation in a Statement of Work with respect to compliance shall be deemed to be an obligation to comply with Laws Applicable to WG.

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18.4.2 Integrated Supplier Compliance.

18.4.2.1 Laws Applicable to Integrated Supplier. Integrated Supplier shall perform the Services in compliance with all Laws Applicable to Integrated Supplier, all Generally Applicable Laws as they apply to Integrated Supplier, and all WG Compliance Directives, and shall be responsible for any fines, penalties, sanctions and interest imposed on Integrated Supplier or WG by a Governmental Authority to the extent directly resulting from the failure of Integrated Supplier to comply with (i) Laws Applicable to Integrated Supplier or (ii) Generally Applicable Laws as they apply to Integrated Supplier or a WG Compliance Directive, except to the extent caused by WG’s failure to fulfill its obligations under this Agreement. Integrated Supplier shall promptly notify WG in writing of non-compliance by Integrated Supplier with Laws Applicable to Integrated Supplier or Generally Applicable Laws as they apply to Integrated Supplier or WG Compliance Directives that impacts WG upon learning thereof. Integrated Supplier shall work expeditiously to remedy such non-compliance and the Parties will otherwise cooperate in a manner with each other to allow for the Services to be provided to the extent legally permissible. To the extent a change in Laws Applicable to Integrated Supplier or Generally Applicable Laws as they apply to Integrated Supplier is such that had WG not entered into this Agreement it would have had to modify its internal services as a consequence of such change in Laws Applicable to Integrated Supplier or Generally Applicable Laws as they apply to Integrated Supplier, the costs of such change in Laws Applicable to Integrated Supplier or Generally Applicable Laws as they apply to Integrated Supplier shall be borne by WG to the extent of such modifications; provided, however, to the extent that the costs of such change are allocable to multiple customers of Integrated Supplier, such costs shall be equitably allocated to WG and such customers. To the extent of any other change in Laws Applicable to Integrated Supplier or Generally Applicable Laws as they apply to Integrated Supplier, the cost of such change in Laws Applicable to Integrated Supplier or Generally Applicable Laws as they apply to Integrated Supplier shall be borne by Integrated Supplier. In the event of any changes in Laws, Integrated Supplier shall implement any necessary modifications to the Services prior to the deadline imposed by the Governmental Authority having jurisdiction for such change, in accordance with Section 10.2. With respect to this Section 18.4.2.1, a Statement of Work may specify specific obligations with respect to compliance with Laws. The Parties agree that in the case of a conflict between the terms and conditions of this Section 18.4.2.1 and specific obligations of Integrated Supplier with respect to compliance with Laws contained in a Statement of Work with respect to whether an obligation is an obligation to comply with Laws Applicable to Integrated Supplier, the specific obligation in a Statement of Work with respect to compliance shall be deemed to be an obligation to comply with Laws Applicable to Integrated Supplier.

18.4.2.2 Compliance Directives. WG shall instruct Integrated Supplier as to the manner in which Integrated Supplier should perform the Services or implement changes to the Services so as to comply with any Laws Applicable to WG or Generally Applicable Laws as they apply to WG (a “WG Compliance Directive”). WG may, at any time after the Effective Date, identify the

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specific obligations of Integrated Supplier that so enable WG to comply with any Laws Applicable to WG or Generally Applicable Laws as they apply to WG, including compliance with applicable WG Policies and Procedures, and meeting specific Service Levels, and such identification will serve as the WG Compliance Directive relating thereto. Integrated Supplier shall be authorized to act and rely on, and shall implement, each WG Compliance Directive in the performance and delivery of the Services. Subject to Section 10.2, any changes to the Services necessitated by a new WG Compliance Directive shall be as agreed by the Parties in accordance with the Change Request Procedures. To the extent that the costs of such Changes are allocable to multiple customers of Integrated Supplier, such costs shall be equitably allocated to WG and such customers.

18.4.2.3 Interpretive Issues. If Integrated Supplier determines in good faith that the performance of the Services requires an interpretation of any aspect of a WG Compliance Directive (an “interpretive Issue”), Integrated Supplier shall give WG a written request for interpretation, which shall include the factual scenario at issue for resolution. WG shall as soon as practical instruct Integrated Supplier in writing with respect to each such Interpretive Issue so presented to it, and Integrated Supplier is authorized to act and rely on, and shall promptly implement such WG instruction(s) in the performance and delivery of the Services as agreed by the Parties in accordance with the Change Request Procedures. All WG interpretative responses regarding Interpretive Issues shall be deemed WG Compliance Directives. WG shall be responsible for any fines, penalties, sanctions or interest imposed on Integrated Supplier or WG by a Governmental Authority resulting from Integrated Supplier’s failure to comply with WG Compliance Directives to the extent such fines or penalties result directly from WG’s failure to respond, within a reasonable period of time, to a written request by Integrated Supplier for interpretation of a WG Compliance Directive.

18.4.3 Material Impact on Changes of Law. If the implementation of a WG Compliance Directive pursuant to Section 18.4.2.2 or a Change due to change in Laws Applicable to WG or Generally Applicable Laws as they apply to WG or. (subject to Section 18.4.2.2), Laws Applicable to Integrated Supplier or Generally Applicable Laws as they apply to Integrated Supplier, results in WG being required to pay Integrated Supplier charges that represent an increase of greater than ten percent (10%) in the monthly Charges for the Services to which such WG Compliance Directive or Change relates, or a material reduction in the quality or scope of such Services, then WG shall have the right to terminate such Services or this Agreement by giving Integrated Supplier one hundred and eighty (180) days” notice of such termination pursuant to this Section 18.4.3. Otherwise, Integrated Supplier and WG will execute the Change in accordance with the Change Request Procedures.

18.4.4 Notification. Integrated Supplier will notify WG of any changes in Laws Applicable to WG. Laws Applicable to Integrated Supplier or Generally Applicable Laws, or of any non-compliance by WG with Laws Applicable to WG or Generally Applicable Laws of which Integrated Supplier employees providing the Services become aware; provided, however, that notwithstanding anything to the

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contrary in the Agreement (i) failure of Integrated Supplier to notify WG of such changes in Laws Applicable to WG, Laws Applicable to Integrated Supplier or Generally Applicable Laws, or of such non-compliance with Laws Applicable to WG or Generally Applicable Laws shall not be deemed a breach of this Agreement by Integrated Supplier, and (ii) nothing in this Section 18.4.4 or in this Agreement shall be read to require Integrated Supplier to maintain, staff or fund a legal compliance organization. To the extent that Integrated Supplier employees do not notify WG of changes in Laws Applicable to WG or Generally Applicable Laws or of WG’s non-compliance with Laws Applicable to WG or Generally Applicable Laws, Integrated Supplier agrees to meet with WG and discuss in good faith how Integrated Supplier might improve its ability to provide such notifications (subject always to the conditions in the previous sentence).

18.4.5 Miscellaneous. Notwithstanding anything to the contrary in this Agreement:

(i) Neither WG nor Integrated Supplier will be required to undertake any activity that would violate any Laws,

(ii) Integrated Supplier will not be required to provide, and nothing in this Agreement will be construed as the provision by Integrated Supplier of, any legal, accounting, audit, attest, tax or other similar professional advice, and

(iii) Integrated Supplier will not be required to maintain staff or fund a legal compliance organization.

19. Indemnification

19.1 Integrated Supplier’s Indemnity

19.1.1 General. Integrated Supplier shall indemnify, defend, and hold harmless the WG Indemnified Parties, in accordance with the procedures described in Section 19.3, from and against any and all Claims and threatened Claims to the extent arising out of, or relating to, any of the following with respect to this Agreement:

(i) any bodily injury or damage to tangible property where such accident, injury or damage results from a negligent act or omission or Willful Misconduct of Integrated Supplier or its subcontractors or employees;

(ii) the employment, engagement or termination of the employment or engagement of an employee or subcontractor of Integrated Supplier or claim by any employees, or subcontractors of Integrated Supplier or on behalf of any employees or subcontractors of Integrated Supplier by a recognized trade union, representative of employees or subcontractors of Integrated Supplier in respect of Integrated Supplier’s obligations under any labor Laws;

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(iii) any failure by Integrated Supplier to pay, remit or discharge any Taxes (including interest and penalties) for which Integrated Supplier is responsible as set forth in Section 6.4 and Appendix 3, or any Statement of Work:

(iv) any breach by Integrated Supplier of any Assigned Agreement or negligent acts or omissions or Willful Misconduct of Integrated Supplier in connection with any Assigned Agreement occurring subsequent to the assignment of such Assigned Agreement to Integrated Supplier by WG;

(v) any claims made by Integrated Supplier’s subcontractors or vendors in connection with the Services provided hereunder except to the extent caused by WG;

(vi) (A) offers of employment to transferring employees by Integrated Supplier; and (B) except for such acts directed by WG to be undertaken by Integrated Supplier, any alleged act or omission by Integrated Supplier or its Personnel giving rise to potential liability arising out of or relating to (1) any employment related claims of or on behalf of transferred employees arising on and after the hire date and relating to their employment by Integrated Supplier, and (2) any claims that Integrated Supplier has violated any Worker Notification Law or other claims of or on behalf of transferred employees arising as a result of claims arising after the hire date for breach of a written or oral contract of employment with Integrated Supplier, employee benefits plans, policies, or programs for which the transferred employees are eligible in accordance with the terms of such express contract of employment with Integrated Supplier, or with respect to any claims by such employees under such plans, policies, or programs during the Transferred Employees* employment with Integrated Supplier;

(vii) any breach of Integrated Supplier’s representations or warranties set forth in Section 18.1.1 ; and

(viii) Integrated Supplier’s failure to obtain, maintain or comply with applicable Consents.

19.1.2 Intellectual Property. Integrated Supplier shall indemnify, defend and hold harmless the WG Indemnified Parties, in accordance with the procedures described in Section 19.3, from and against any and all Claims arising out of any actual or alleged infringement or misappropriation of any Intellectual Property Rights owned by a third party relating to the Services, Termination Assistance Services, Integrated Supplier Intellectual Property, Deliverables, or WG Work Product (collectively. “Integrated Supplier Indemnified Items” and individually, a “Integrated Supplier Indemnified Item”), including any Claims alleging or establishing that: (i) WG’s permitted use under this Agreement of the Integrated Supplier Indemnified Items infringes or misappropriates any Intellectual Property Rights of a third party; or (ii) the processes utilized by Integrated Supplier in providing

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the Services to WG infringe or misappropriate any Intellectual Property Rights of a third party; provided, however, that Integrated Supplier’s obligation to indemnify for patent infringement shall be limited to (A) for Services, to patents that have issued at any time prior to the Execution Date or during the Term, and (B) for Deliverables and WG Work Product, to patents that have issued any time prior to the Execution Date, or after the Execution Date but only up to the date that is one (1) year after the applicable delivery date, in each case, in a country to which, or from which, the Services are provided.

19.1.3 Limitations. Integrated Supplier’s indemnification obligations under Section 19.1.2 shall not extend to any Claims to the extent resulting from, or relating to (i) WG’s use of the Integrated Supplier Indemnified Item outside the scope of any applicable license granted by Integrated Supplier; (ii) modification of a Integrated Supplier Indemnified Item, unless such modification was done with the authorization of Integrated Supplier, or at the request of Integrated Supplier or someone working on behalf of Integrated Supplier; (iii) WG’s failure to use corrections or enhancements made available by Integrated Supplier at no additional charge to WG; (iv) WG’s use of the Integrated Supplier Indemnified Item in combination with any product or information not owned or developed by Integrated Supplier, where such combination causes the infringement (except where such combination is described in a Statement of Work, or is reasonably contemplated by the Parties given the intended use of the Integrated Supplier Indemnified Item); (v) WG’s distribution, marketing or use for the benefit of third parties of the Integrated Supplier Indemnified Item; or (vi) the use of information, direction, specification or materials provided by WG or any third party (excluding subcontractors and Affiliates of Integrated Supplier) to the extent such information, direction, specification or materials constitute the elements of the claim).

19.1.4 Duty to Correct. Other than as set forth herein, if the Integrated Supplier has indemnified Washington Gas, or any portion thereof is held to constitute an infringement of any Intellectual Property Right held by any third party or its use as contemplated by this Agreement be enjoined or threatened to be enjoined. Integrated Supplier shall promptly notify WG and within a reasonable period of time, at Integrated Supplier’s expense, (i) procure for WG the right to continue to use the same, as delivered under the applicable Statement of Work, or (ii) replace or modify with WG approval the Integrated Supplier Indemnified Item, or portion thereof with a version that is non-infringing, provided that the replacement or modified version must be equivalent to or better than the Integrated Supplier Indemnified Item being replaced or modified. If (i) and (ii) are not available to Integrated Supplier, in addition to any other damages or expenses reimbursed under this section. Integrated Supplier shall reimburse WG for any separate, discernable Charges paid by WG to Integrated Supplier for any affected Deliverable or Work Product, and WG shall have the right to immediately terminate the applicable Statement of Work and this Agreement for cause pursuant to Section 23.1.2.

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19.1.5 Third Party Indemnities. Integrated Supplier shall use its to extend the benefit to WG Indemnified Parties of any warranties and indemnities related to Intellectual Property Rights, which warranties and indemnities are provided to Integrated Supplier through any Integrated Supplier Third Party Supplier Agreements, or through any agreement with a third party licensing such Software to Integrated Supplier.

19.2 WG’s Indemnity. WG shall defend, indemnify and hold harmless the Integrated Supplier Indemnified Parties, in accordance with the procedures described in Section 20.3, from and against any and all Claims and threatened Claims to the extent arising out of, or relating to, any of the following with respect to this Agreement:

(i) any bodily injury or damage to tangible property where such accident, injury or damage results from the act, omission, negligence or Willful Misconduct of WG or its subcontractors and employees;

(ii) the employment, engagement or termination of the employment or engagement of an employee or subcontractor of WG or claim by any employees, or subcontractors of WG or on behalf of any employees or subcontractors of WG by a recognized trade union, works of counsel, staff association or other representative of employees or subcontractors of WG in respect of WG’s obligations under any labor Laws:

(iii) any failure by WG to pay. remit or discharge any Taxes (including interest and penalties) for which WG is responsible as set forth in Section 6.5 and Appendix 3 or any Statement of Work;

(iv) any breach by WG of any Assigned Agreement or acts or omissions of WG in connection with any Assigned Agreement occurring before the effected assignment of such Assigned Agreement to Integrated Supplier by WG;

(v) any claims made by WG’s subcontractors, Third Party Providers or vendors in connection with the Services provided hereunder except to the extent caused by or made by Integrated Supplier or its Affiliates;

(vi) any breach of WG’s representations or warranties set forth in this agreement;

(vii) except for such acts directed by Integrated Supplier to be undertaken by WG, (A) any employment-related claims of or on behalf of affected employees arising prior to the hire date and relating to their employment with WG. regardless of the dale upon which the claim is made, and claims arising out of or related to cessation of their employment with WG, (B) any claims that WG has violated any Worker Notification Law or any other employment related claims of or on behalf of affected employees (other than claims of or on behalf of transferred employees arising from and after the hire date and relating to their employment by Integrated Supplier), and claims of

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transferred employees arising from a written or oral contract of employment entered into by WG with any such transferred employee, (C) any claims alleging that WG is bound by or a party to any collective bargaining agreement or other agreement with any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent relating to any of the transferring employees; and (D) any employment related claims of or on behalf of affected employees arising out of acts directed by WG to be undertaken by Integrated Supplier with respect to such employees;

(viii) WG’s failure to obtain, maintain or comply with applicable Consents.

19.2.2 Intellectual Property. WG shall indemnify, defend and hold harmless Integrated Supplier Indemnified Parties, in accordance with the procedures described in Section 19.3, from and against any and all Claims arising out of any actual or alleged infringement or misappropriation of any Intellectual Property Rights owned by a third party relating to the WG Data, WG Intellectual Property or WG Software owned by WG (collectively, “WG Indemnified Items,” and individually, a “WG Indemnified Item”), including any Claims alleging or establishing that: Integrated Supplier’s permitted use under this Agreement of a WG Indemnified Item infringes or misappropriates any Intellectual Property Rights of a third party; provided, however, that WG’s obligation to indemnify for patent infringement shall be limited to patents that have issued at any time prior to the Execution Date or during the Term in a country to which, or from which, the Services are provided.

19.2.3 Limitations. WG’s indemnification obligations under Section 19.2.2 shall not extend to any Claims to the extent resulting from, or relating to (i) Integrated Supplier’s use of the WG Indemnified Item outside the scope of the license granted by WG; (ii) modification of a WG Indemnified Item, unless such modification was done with the authorization of WG, or at the request of WG or someone working on behalf of WG; (iii) Integrated Supplier’s failure to use corrections or enhancements made available by WG at no additional charge to Integrated Supplier; (iv) Integrated Supplier’s use of the WG Indemnified Item in combination with any product or information not owned or developed by WG, where such combination causes the infringement (except where such combination is described in a Statement of Work or is reasonably contemplated by the Parties given the intended use of the WG Indemnified Item in the provision of the Services); (v) Integrated Supplier’s distribution, marketing or use for the benefit of third parties (excluding Integrated Supplier’s Affiliates) of the WG Indemnified Item; or (5) the use of information, direction, specification or materials provided by Integrated Supplier or any third party (excluding subcontractors of WG) to the extent such information, direction, specification or materials constitute the elements of the claim).

19.2.4 Third Party Indemnities. WG shall use its best professional effort to extend the benefit to Integrated Supplier Indemnified Parties of any warranties and indemnities related to Intellectual Property Rights and. with respect to any third party Software provided by WG to Integrated Supplier, freedom of such Software from

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viruses or other malicious code, which warranties and indemnities are provided to WG through any WG Third Party Supplier Agreements, or through any agreement with a third party licensing such Software to WG.

19.3 General Provisions and Procedures. The indemnification provisions set forth in this Agreement are subject to the following general provisions and procedures:

19.3.1 Notice. Any Indemnified Party entitled to indemnification under this Agreement shall provide the Indemnifying Party with an Indemnification Notice regarding the applicable Claim promptly but in any event within ten (10) Business Days after the Indemnified Party receives a summons, or within twenty (20) Business Days after the Indemnified Party receives any other written communication; provided that the failure of the Indemnified Party to undertake such actions shall not relieve the Indemnifying Party of any obligation it may have to indemnify, except and only to the extent that the Indemnifying Party’s ability to fulfill such obligation has been actually and materially prejudiced thereby.

19.3.2 Counsel. The Indemnified Party shall permit the Indemnifying Party to answer and defend the claim. The Indemnifying Party shall permit the Indemnified Party to participate in its own defense with its own counsel at its own expense. If the Indemnified Party elects to participate in its own defense, the Indemnifying Party shall agree to consider in good faith the views of the Indemnified Party and its counsel and to keep the Indemnified Party and its counsel reasonably informed of the progress of the defense, litigation, arbitration, or settlement discussions relating to such claims.

19.3.3 Settlement. The Indemnifying Party shall not settle any claims against the Indemnified Party that involves anything other than a waiver of claims and the payment of a settlement by the Indemnifying Party except with the Indemnified Party’s prior written permission. The Indemnifying Party shall not be responsible for any settlement made by the Indemnified Party without the Indemnifying Party’s written permission. In the event the Indemnified Party and Indemnifying Party agree to settle a claim, the Indemnifying Party shall not publicize the settlement without first obtaining the Indemnified Party’s written permission.

19.3.4 Third Party Losses. The Indemnifying Party shall use commercially reasonable best effort to mitigate liability, damages, and other losses suffered in connection with this Article 19, including where any damages can be mitigated by lawfully pursuing recovery from third parties, in which case the Indemnifying Party shall conduct or permit diligent efforts to so recover.

19.4 Force Majeure.

19.4.1 Force Majeure Events. Subject to Section 19.4.2, neither Party shall be liable for any failure or delay in the performance of its obligations under this Agreement to the extent such failure or delay or both is caused by a Force Majeure Event. The Parties expressly acknowledge that Force Majeure Events do not include

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the regulatory acts of governmental agencies in the ordinary course, labor strikes by the workforce of the Party subject to the failure or delay, or the non-performance of subcontractors or third party suppliers of the non-performing Party, unless such failure or non-performance by a subcontractor or third party suppliers is itself caused by a Force Majeure Event. Upon the occurrence of a Force Majeure Event, the non-performing Party shall be excused from any further performance or observance of the affected obligation(s) for as long as such circumstances prevail, and such Party continues to attempt to recommence performance or observance to the greatest extent possible without delay.

19.4.2 Business Continuity Plan. Notwithstanding any other provision of this Agreement, a Force Majeure Event shall (i) obligate and require Integrated Supplier to perform its obligations under the Business Continuity Plan within the time period described therein and (ii) not relieve Integrated Supplier from any performance obligation to the extent the Business Continuity Plan was intended to prevent or minimize the occurrence of the Force Majeure Event. Integrated Supplier shall implement the redundancy requirements set forth in the Business Continuity Plan and/or the applicable Statements of Work. The Business Continuity Plan shall provide sufficient redundancy with respect to core aspects of the Services to minimize the impact of any Force Majeure Event. If Integrated Supplier is unable to perform the Services in any material respect. Integrated Supplier shall immediately notify WG of such inability. WG, in its sole discretion, may elect to provide integrated Supplier a reasonable opportunity to recommence performance. WG may procure such Services from an alternate source and suspend Integrated Supplier’s provision of such Services for the duration of the agreement executed between WG and such alternate source in respect of the provision of such services. WG will use its best professional effort to minimize the duration of the agreement to procure such services from such alternate source. Integrated Supplier will use its commercially reasonable best effort to coordinate its re-initiation of the performance of the Services in conjunction with the termination of such agreement pursuant to which WG receives services from the alternate source. Integrated Supplier will credit WG for cost for any services that must be procured from such alternate source for a period of one hundred twenty (120) days up to the amount equal to one hundred percent (100%) of the Charges paid to Integrated Supplier by WG during this one hundred twenty (120) day period; however. WG’s obligations to continue paying the Charges to Integrated Supplier will remain in full force and effect.

19.5 Duty to Mitigate. Each Party has a duty to mitigate the damages that would otherwise be recoverable from the other Party pursuant to this Agreement by taking appropriate actions within agreed upon scope, timeline, resources, and financials to reduce or limit the amount of such damages.

20. Insurance. For the avoidance of doubt, the insurance that Integrated Supplier is required to maintain hereunder shall cover Integrated Supplier and its Affiliates.

20.1 Integrated Supplier Insurance Coverage. Integrated Supplier warrants that it will, at all times relevant to this Agreement, carry coverage with responsible insurance providers

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(as evidenced by an AM Best rating of A- / VIII or better) that are licensed to do business within all of WG operating territories. The insurance coverage shall include, but not be limited by, the following:

20.1.1 Workers’ Compensation Insurance. In compliance with appropriate federal and state laws, and Employers Liability Insurance with limit of not less than $1,000.000 per accident or disease for each employee.

20.1.2 Commercial General Liability Insurance. Including, but not limited to, contractual coverage for all of the provisions or this Agreement, with limits of not less than $2,000,000 per occurrence with a $2,000,000 aggregate. $2,000,000 Products and Completed Operations aggregate; $1,000,000 Personal Injury and Advertising injury per offense.

20.1.3 Automobile Liability Insurance. Including for vehicles owned, hired and non-owned, with a combined single limit of not less than $1,000,000 per accident.

20.1.4 Crime Insurance. Which shall provide coverage for the loss of money, security and other property including coverage for theft by electronic means, employee dishonesty, depositor forgery, for losses inside and outside the premises without a conviction clause, for lost or destroyed checks, with a limit of not less than $2.0 million.

20.1.5 Excess Liability Insurance. Excess liability insurance. Which shall carry coverage in excess of the limits provided for in the above policies except Employers Liability, with a limit of not less than $4,000,000.

20.2 Certificates. Upon execution of this Agreement, Integrated Supplier shall cause copies of all required insurance policies to be endorsed by the insurance providers for the above coverages. Evidence of the above insurance policies shall be provided to WG, on a continuous basis and on a standard ACORD form, providing not less than 30-days notice of cancellation or material alteration.

(a) The following wording shall be used on the Certificate:

“Washington Gas Light Company, its successors, subsidiaries, directors, officers, agents and employees are named as additional insureds on all policies listed above with the exception of Workers” Compensation. These same policies will all provide a blanket waiver of subrogation to the benefit of Washington Gas. This insurance is Primary, not Contributory, and not in excess of any other insurance of Certificate Holder.”

21. Dispute Resolution Process. Any Dispute between the Parties shall be resolved as provided in this Article 21.

21.1 Informal Dispute Resolution. Informal dispute resolution procedures shall be managed in accordance with Appendix 8.

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21.2 Formal Proceedings. Formal proceedings for the resolution of a Dispute may be commenced after the earlier of (i) the designated representatives concluding that amicable resolution of the Dispute through continued negotiation does not appear likely, or (ii) ninety (90) days after the initial request to negotiate the Dispute, except for Disputes related to disputed amounts in invoices, for which such time period shall be thirty (30) days. Notwithstanding the foregoing, each Party may institute formal proceedings at any time in order to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors, or to seek equitable relief.

21.3 Equitable Relief. A Party may seek equitable relief if (i) a Party makes a determination that a breach (or potential breach) of the terms of this Agreement by the other Party may result in damages or consequences that shall be immediate, severe, and incapable of adequate redress after the fact, so that a temporary restraining order or other immediate injunctive relief is the only adequate remedy, or (ii) a third party necessary to the resolution of the Dispute cannot be joined in the escalation process described in this section.

21.4 Choice of Law. THE INTERNAL LAWS OF THE COMMONWEALTH OF VIRGINIA EXCLUDING ITS CONFLICTS OF LAW PRINCIPLES SHALL GOVERN THIS AGREEMENT. WITH RESPECT TO ANY AND ALL LITIGATION ARISING OUT OF, OR RELATED TO, THE TERMS OF, THE TRANSACTIONS AND RELATIONSHIPS CONTEMPLATED BY, OR BREACH OR ALLEGED BREACH OF, THIS AGREEMENT, INTEGRATED SUPPLIER HEREBY IRREVOCABLY CONSENTS (1) TO THE EXCLUSIVE JURISDICTION OF, AND VENUE IN. ANY FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN VIRGINIA FOR THE PURPOSES OF ADJUDICATING ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT AND THE NONEXCLUSIVE JURISDICTION OF LOCAL COURTS WITH RESPECT TO DATA PROTECTION CLAIMS OR OTHER MATTERS REQUIRED TO BE BROUGHT IN A LOCAL COURT OR FOR MATTERS FOR WHICH SUCH FEDERAL COURTS DO NOT EXERCISE JURISDICTION AND (II) AGREES TO ONLY INSTITUTE LITIGATION IN SUCH COURTS. THE PARTIES FURTHER IRREVOCABLY CONSENT TO THE NON-EXCLUSIVE JURISDICTION OF ANY OTHER COURT LOCATED WITHIN A JURISDICTION THAT ENCOMPASSES ASSETS OF A PARTY AGAINST WHICH A JUDGMENT HAS BEEN RENDERED FOR THE ENFORCEMENT OF SUCH JUDGMENT OR AWARD AGAINST THE ASSETS OF SUCH PARTY.

21.5 Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES. TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN THE RESOLUTION OF ANY DISPUTE ARISING OUT OF, OR RELATING TO, THIS AGREEMENT.

22. Risk of Loss and Risk of Ownership.

22.1 Risk of Loss. Integrated Supplier shall have the exclusive care, custody, and control of all WG Owned (including Excess Materials, Non-Stock Materials, Emergency Materials, and Customer Measurement Devices (CMDs) stored at Integrated Supplier’s facility or on Integrated Supplier’s vehicles until the time that WG lakes physical possession of the WG Owned Materials at a WG Depot. WG Contractor facility, a requested WG construction jobsite,

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or upon pickup by a WG employee or WG Contractor at Integrated Supplier’s facility. Such transfer of responsibility shall be documented via a WG employee or WG Contractor-signed packing slip, bill of lading, or an otherwise mutually agreed upon proof of delivery (POD) methodology. WG shall not be liable for any loss, shrinkage, or damage of WG Owned materials stored at Integrated Supplier’s facility or on Integrated Supplier’s vehicles, however caused.

If Integrated Supplier learns of any loss, shrinkage, or damage to any WG Owned material stored at Integrated Supplier’s facility or on Integrated Supplier’s vehicles. Integrated Supplier will immediately notify WG Procurement Department of such fact. Loss or shrinkage may be identified as a result of a WG or Integrated Supplier-performed physical count or cycle count. Integrated Supplier’s notification shall include but not be limited to a detailed listing of all unaccounted for or damaged WG Owned material SKUs, the unaccounted for or damaged quantities, and the root cause of such loss, shrinkage, or damage, if immediately known. WG Procurement Department shall evaluate the historical usage and criticality of the unaccounted for or damaged WG Owned material(s) and provide Integrated Supplier with a course of action (e.g., expedite the replenishment process, replenish in accordance with manufacturer’s standard lead-time, do not replenish, etc.).

In any event, Integrated Supplier shall submit a credit memo to WG Procurement Department for all unaccounted for or damaged WG Owned materials within three (3) business days of WG’s receipt of such notification by Integrated Supplier. The credit memo shall reference the WG five-digit stock code of the unaccounted for or damaged WG Owned material (as applicable), the description of the WG Owned material, and the quantities of all unaccounted for or damaged WG Owned material identified. Integrated Supplier shall credit any unaccounted for or damaged WG Owned material at the current replacement cost of the unaccounted for or damaged WG Owned material.

In addition, Integrated Supplier shall have the exclusive care, custody, and control of all Integrated Supplier Owned Materials until the time that WG submits a formal material request for such Integrated Supplier Owned Materials and takes physical possession of the Integrated Supplier Owned Materials at a WG Depot, WG Contractor facility, a requested WG construction jobsite, or upon pickup by a WG employee or WG Contractor at Integrated Supplier’s facility. Such transfer of ownership shall be documented via a WG employee or WG Contractor-signed packing slip, bill of lading, or an otherwise mutually agreed upon proof of delivery (POD) methodology. WG shall not be liable for any loss, shrinkage, or damage of Integrated Supplier Owned Materials, however caused.

22.2 Risk of Ownership. As part of Transition, integrated Supplier and WG shall mutually establish and agree to an individual Item Plan for all Stock Materials that Integrated Supplier will sell to and/or stock for WG. The Item Plan shall specify the WG-assigned five-digit stock code, the ownership classification (WG Owned Material or Integrated Supplier Owned Material), (he purchasing classification (Core Material. Polyethylene (PE) Pipe, or Specialty Material), the service level classification (Critical Material. Non-Critical Material), the estimated annual usage of the item, the current replenishment parameters, and the maximum quantity for which WG shall be liable.

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The mutually agreed upon maximum quantity for which WG shall be liable for Integrated Supplier Owned Materials shall represent the maximum quantity that WG would be responsible for purchasing should the Integrated Supplier Owned Material be discontinued by WG, become an Inactive Material or upon termination of this Master Services Agreement. Unless otherwise set forth within the Item Plan as mutually agreed to by both parties, any Integrated Supplier Owned Material also classified as a Core Material from a purchasing classification shall have a maximum liable quantity of zero (0).

If WG gives notification to Integrated Supplier that the usage of an Integrated Supplier Owned Material is expected to decrease or diminish entirely due to business changes, Integrated Supplier and WG shall mutually agree to a revised maximum quantity for which WG is liable and modify the Item Plan accordingly. Upon notification of such a change in material usage, the maximum quantity for which WG shall be liable shall be limited to the lesser of: i) the quantity of the Integrated Supplier Owned Material owned by Integrated Supplier plus any open, non-blanket Purchase Order quantities at the time that WG provides such notification; or ii) the maximum quantity for which WG shall be liable as defined within the Item Plan at the time that WG provides such notification.

In the event that WG does not physically request and take possession of any quantity of an Integrated Supplier Owned Material SKU for more than twelve (12) consecutive months and/or otherwise obsoletes an Integrated Supplier Owned Material, the Integrated Supplier Owned Material shall be reclassified as an Inactive Material. Integrated Supplier will review and report any Inactive Materials to WG on a quarterly basis. Any Inactive Material will be collectively evaluated by Integrated Supplier and WG and be treated as follows:

(A)	Inactive Materials exclusively determined by WG to be critical to its overall operation will be purchased by WG, reclassified as a Emergency Material, and transferred into WG’s Emergency Locker at Integrated Supplier’s facility;

(B)	Inactive Materials determined by WG as not being critical to its overall operation will be managed by Integrated Supplier as follows (prioritized in sequential order to clearly define Integrated Supplier’s responsibilities):

(1)	Returned to manufacturer; WG will be responsible for compensating Integrated Supplier for any applicable restocking fees directly passed on by the original manufacturer plus any reasonable freight costs incurred as a result of returning the Inactive Material to the original manufacturer;

(2)	Sell to other end users; WG will be responsible for any reasonable freight costs incurred as a result of selling the Inactive Material to the identified purchaser as long as the freight costs do not exceed the sale price of the Inactive Material;

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(3)	Sell to WG and either reclassified as a WG Owned Material or disposed of as scrap; WG to be responsible for purchasing the Inactive Material at the normal contract price as of the date that the notification of contract termination was received by either party. WG will be responsible for any reasonable disposal costs incurred as a result of disposing of the Inactive Material from the Integrated Supplier’s facility if. at WG’s sole discretion. WG determines to scrap the Inactive Material.

In the event of termination as set forth in Article 23 of the Agreement, all WG Owned Stock Materials (including Emergency Materials and CMDs) and Non-Stock Materials shall be immediately returned to WG’s possession at a mutually agreed to WG facility. For all Integrated Supplier Owned Materials, Integrated Supplier and WG shall collaborate to determine if the material is critical to WG’s operation. If deemed critical by WG, WG shall be responsible for purchasing all Integrated Supplier Owned Materials up to the maximum liable quantity set forth in each Integrated Supplier Owned Material’s Item Plan. Any quantity in excess of the maximum liable quantity would continue to be owned by Integrated Supplier.

For all Integrated Supplier Owned Materials not deemed as critical. Integrated Supplier shall be responsible for reallocating the material for on-hand quantities up to the maximum liability quantity set forth in each Integrated Supplier Owned Material’s Item Plan in accordance with WG’s instructions as follows (prioritized in sequential order to clearly define Integrated Supplier’s responsibilities):

(A)	Returned to the manufacturer; WG will be responsible for compensating Integrated Supplier for any applicable restocking fees directly passed on by the original manufacturer plus any reasonable freight costs incurred as a result of returning the Integrated Supplier Owned Material to the original manufacturer;

(B)	Sell to other end users; WG to be responsible for any reasonable freight costs incurred as a result of selling the Integrated Supplier Owned Material to the identified purchaser as long as the freight costs do not exceed the sale price of the Integrated Supplier Owned Materials;

(C)	Sell to WG; WG to be responsible for purchasing the Integrated Supplier Owned Material at the normal contract price as of the date that the notification of contract termination was received by either party.

Any quantity in excess of the maximum liable quantity would continue to be owned by integrated Supplier.

23. Termination.

23.1 Termination by WG in the First Year of the Agreement.

23.1.1 Termination for Convenience. WG may terminate this Master Services Agreement and any Statement of Work for convenience at any time after

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twelve (12) months from the Execution Date (for this Agreement), or twelve (12) months after the Services Commencement Date (for any Statement of Work), upon one hundred eighty (180) days notice to Integrated Supplier provided, however, that (A) WG may terminate with less than one hundred eighty (180) days notice with the recognition that Integrated Suppliers’ ability to minimize costs may be accordingly impaired; and (B) Integrated Supplier shall stop working on the Services immediately if so directed by WG. Integrated Supplier shall use all reasonable efforts to minimize costs upon receipt of such notice.

23.1.2 Termination for Cause. WG may terminate this Agreement or any Statement of Work, in whole or in part, in the event of (i) Integrated Supplier’s material breach of its obligations or warranties or (ii) a series of breaches by Integrated Supplier of its obligations under this Agreement that may be immaterial if considered individually, but are material in the aggregate, (provided that all such breaches upon which WG is basing its material breach claim pursuant to this subsection (ii) shall have occurred within the six (6) month period immediately preceding any notice of material breach), if such material breach is not cured within thirty (30) days after WG notifies Integrated Supplier of such material breach (“Cure Period”), or in the case of a breach that cannot be cured within the Cure Period. Integrated Supplier has either (A) failed to provide to WG an on-going plan reasonably acceptable to WG within the Cure Period, or (B) failed to implement such plan to cure such breach within thirty (30) days after the end of the Cure Period. Notwithstanding the foregoing, WG may terminate this Agreement or any Statement of Work, in whole or in part, for cause in the event of Integrated Supplier’s breach of its obligations or warranties in Sections 15.1 or 16.1, if such breach is not cured within fifteen (15) days after WG notifies Integrated Supplier of such breach (“Accelerated Cure Period”), or in the case of a breach that can be cured but not within the Accelerated Cure Period, if Integrated Supplier has either (x) failed to provide WG an on-going plan reasonably acceptable to WG within the Accelerated Cure Period, or (y) failed to implement such plan to cure such breach within fifteen (15) days after the end of the Accelerated Cure Period, provided, in either case, that WG discusses the breach with Integrated Supplier prior to exercising the foregoing right to terminate. The express acknowledgment in this Article 23 that certain events constitute grounds for WG to terminate for cause does not imply that other events (including, for example missing a particular number of Service Levels different from that set forth in Exhibit C) cannot constitute a material breach of this Agreement or cannot therefore constitute grounds for WG to terminate for cause under other sections of this Agreement.

(i) Termination for Inability to Render an Unqualified Opinion.

WG may terminate this Agreement if Integrated Supplier’s acts or omissions in breach of its obligations under this Agreement is the proximate cause of WG’s external auditors being unable to render an unqualified opinion if such breach is not cured by the earlier of (i) the issuance of such qualified opinion, or (ii) thirty (30) days after WG so notifies Integrated Supplier of such breach (provided that all such breaches upon which WG is basing its breach claim

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pursuant to this Section 23.1.2(i) shall have occurred within the six (6) month period immediately preceding any notice of such breach).

(ii) Termination for Breach that Results in Restatement of WG’s Published Financial Statements.

WG may terminate this Agreement if Integrated Supplier action in breach of its obligations under the Agreement is the proximate cause of WG having to issue a restatement of WG’s published financial statements, if such breach is not cured by the earlier of (i) the issuance of such restatement, or (ii) thirty (30) days after WG so notifies Integrated Supplier of such breach and the date of such restatement (provided that all such breaches upon which WG is basing its breach claim pursuant to this Section 23.1.2(ii) shall have occurred within the six (6) month period immediately preceding any notice of such breach).

(iii) Termination for Material Weakness.

(A) If (1) the Integrated Supplier proximately causes a Significant Deficiency (whether something is a Significant Deficiency to be reasonably determined by WG) with respect to a control issue with respect to the Services that is a responsibility of Integrated Supplier under this Agreement, (2) such Significant Deficiency was reported to WG’s Audit Committee in a reporting period, (3) such Significant Deficiency was not a Material Weakness (as determined by WG) during such reporting period, (4) such Significant Deficiency was not cured before the next reporting period, and (5) such Significant Deficiency is deemed to be a Material Weakness (as determined by WG) in the next or any future reporting period and WG reports to its Audit Committee and files with the Securities and Exchange Commission (SEC) that it has a Material Weakness. WG may terminate this Agreement for cause upon thirty (30) days notice, with no further opportunity to cure.

(B) If the Integrated Supplier proximately causes a Material Weakness (whether something is a Material Weakness to be reasonably determined by WG) with respect to a control issue with respect to the Services that is a responsibility of Integrated Supplier under this Agreement and such Material Weakness does not arise in accordance with subsection (A) above. WG and the Integrated Supplier will agree on a reasonable remediation plan, including a timeline, to cure such Material Weakness. If the Integrated Supplier does not cure the Material Weakness within the time agreed to by the Parties and WG reports to its Audit Committee and files with the SEC that it has a Material Weakness. WG may terminate this Agreement for cause upon thirty (30) days notice, with no further opportunity to cure.

(iv) Termination for Failure to Complete Transition Plan.

WG may terminate this Agreement if Integrated Supplier fails to meet a Transition Critical Milestone by one hundred and eighty (180) days (excluding

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WG Holidays) after the Commencement Due Date for such Transition Critical Milestone.

23.1.3 Change of Control of Integrated Supplier. In the event of a Change of Control of Integrated Supplier, including a spin off or an initial public offering of Integrated Supplier business entity used to provide the Services such that Integrated Supplier no longer retains control over that business entity but excluding a Change of Control between entities within Integrated Supplier’s corporate structure, WG shall have the right to terminate this Agreement or any Statement of Work upon at least thirty (30) days written notice.

23.1.4 Services to Former Affiliates; Termination for Change of Control of WG. If a WG entity is divested by WG, WG shall elect either (A) to terminate that part of the Products and Services that was provided to the divested entity pursuant to the termination provisions or (B) to require Integrated Supplier to continue to provide Services to the divested entity on the same terms and to the same standards that such services were previously provided, for up to six (6) months after divestiture, the cost of such Services to be underwritten by WG or to be paid directly by the divested entity.

(i) In the event that WG or any portion of the business or operations thereof becomes a Former Affiliate, Integrated Supplier shall, at WG’s option, provide such Former Affiliate: (A) up to six (6) months of the Termination Assistance Services set forth in each applicable Statement of Work with respect to the Products and Services such Former Affiliate was receiving from Integrated Supplier prior to such Change in Control, commencing as soon as reasonably practical after the date that such portion of the business or operations becomes a Former Affiliate, and (B) continued Services until such Former Affiliate, in the reasonable opinion of WG, is able to procure products and services similar to the Products and Services from a third party or obtain such products and services itself, or until six (6) months after the date that such portion of the business or operations has become a Former Affiliate, whichever is earlier (but in no event longer than the Term under which such Former Affiliate was receiving Services). To the extent the applicable charging methodology or resource baseline includes the resources necessary to provide such Termination Assistance Services and continued Products and Services, such Termination Assistance Services and continued Products and Services shall be provided to such Former Affiliate in accordance with such charging methodology or resource baseline.

23.1.5 Termination for Force Majeure. WG may terminate this Agreement, the applicable Statement of Work, or any affected Service if Integrated Supplier is unable to perform the Services in any material respect for more than ten (10) consecutive days, or for more than thirty (30) days in any calendar quarter, as a result of a Force Majeure Event; provided, however, that WG will only terminate any Service affected by such Force Majeure Event. This Section 23.1.5 shall not apply to the extent

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that Integrated Supplier is able to perform the Services in accordance with this Agreement but WG is unable to receive such Services.

23.1.6 Cross-Termination. In the event either Party is entitled to terminate a Statement of Work under this Agreement, that Party shall also have the right, but not the obligation, to terminate (i) any other Statement of Work then in existence, and (ii) this Agreement.

23.1.7 Partial Termination. If the Services are terminated in part, or if less than all Statements of Work are terminated. Integrated Supplier shall continue to provide the remaining Services pursuant to the terms of this Agreement, provided that (i) the Parties shall agree to an equitable adjustment in Charges pursuant to Change Request Procedures set forth in Appendix 7, and (ii) the Parties may set forth, in the applicable Statements of Work, any Services dependencies such that termination of a specified Service or Statement of Work requires cross-termination of another Service or Statement of Work.

23.1.8 Extension of Termination Effective Date WG may extend the effective date of termination of the Services or any Statement of Work two times, at WG’s sole discretion, provided that WG gives notice to Integrated Supplier ninety (90) days notice prior to the termination of the Services and the total duration of such extension(s) shall not exceed three hundred and sixty-five (365) days following the original effective date of termination. Any such extension shall be counted as part of the period specified in Section 5.1 and Section 5.2 during which Integrated Supplier shall continue to provide Services for fees specified in this Agreement.

23.2 Termination by Integrated Supplier in the First Year of the Agreement.

23.2.1 Termination for WG’s Failure to Pay. Integrated Supplier may terminate this Agreement and any Statement of Work if (i) WG fails to pay Integrated Supplier undisputed invoiced amounts due and payable under such Statement of Work for ten (10) days after such amounts become due and payable, provided that WG fails to pay such undisputed invoiced amounts or provide evidence of a Dispute relating to such undisputed invoiced amounts, in each case for thirty (30) days after WG’s receipt of Integrated Supplier’s written notice of such failure, or (ii) WG fails to deposit disputed amounts in escrow as required in Section 7.6 or withholds disputed charges in excess of the Maximum Withholding Amount for thirty (30) days after WG’s receipt of Integrated Supplier’s written notice of such failure or withholding in excess of the Maximum Withholding Amount, or (iii) Integrated Supplier has exhausted the Dispute Resolution Process set forth in Article 21, or such failure or withholding is not cured within sixty (60) days from Integrated Supplier’s written notice, whichever occurs first. Except as expressly set forth in this Section 23.2.1, WG’s failure to perform any of WG’s obligations under this Agreement shall not be grounds for termination of this Agreement or any Statement of Work by Integrated Supplier but Integrated Supplier shall not be prohibited from seeking any other remedies (other than suspension of Integrated Supplier’s performance) it may have against WG under this Agreement or applicable Law to cure any other material

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breach within ten (10) days of receipt of written notice, or (iv) fails to pay undisputed invoices in a timely manner for three (3) periods in six (6) months.

23.3 Termination for Bankruptcy. Either Party may terminate this Agreement at any time during the Agreement within thirty (30) days after receiving or has notice of the other Party’s: (i) filing for bankruptcy; (ii) being declared insolvent by a Federal Bankruptcy Court; (iii) being the subject of any proceedings related to its liquidation, insolvency or the appointment of a receiver or similar officer for it, which proceedings have not been dismissed within ninety (90) days after their commencement; or, (iv) making an assignment for the benefit of all or substantially all of its creditors.

In the event that Integrated Supplier declares or files for insolvency, WG may (i) subject to Section 26.17, hire those employees of Integrated Supplier and Integrated Supplier’s Affiliates who were substantially dedicated to providing the Services who wish to be hired, (ii) take assignment of contracts and licenses used and entered into exclusively to provide the Services, and Integrated Supplier shall use best effort efforts so (A) that such contracts are assigned to WG. or (B) that WG can otherwise obtain the rights under such contracts on substantially similar terms directly from the third party to such contract, and (iii) acquire assets used by Integrated Supplier exclusively to provide the Services at a price to be agreed upon by the Parties, plus applicable Taxes.

23.4 Termination One Year After Successful Transition. Either Party may terminate this Master Services Agreement and any Statement of Work at any time after twelve (12) months after the Services Commencement Date upon one hundred eighty (180) days notice to the other Party provided, however, that (A) WG may terminate with less than one hundred eighty (180) days notice with the recognition that Integrated Suppliers” ability to minimize costs may be accordingly impaired: and (B) Integrated Supplier shall stop working on the Services immediately if so directed by WG. Integrated Supplier shall use best effort efforts to minimize costs upon receipt of such notice. This one hundred eighty days (180) day period of time may be extended as necessary and mutually agreed.

23.5 Effect of Termination. Any termination for material breach shall not prohibit either party from seeking any other remedies it may have under this Agreement or applicable law. Any termination shall not, however, relieve: (i) WG of its obligation to pay any undisputed charges incurred under this Agreement prior to such termination (with such payment to be the pro rata portion of the relevant fixed fee for corresponding work completed if the Services under this Agreement or any applicable Statement of Work are rendered by Integrated Supplier on a fixed fee basis): (ii) program related inventory as set forth in the Risk of Ownership provision herein

In the event of any termination by Integrated Supplier, Integrated Supplier may reclaim the goods upon demand made within ten (10) days after the receipt, as set forth in the Risk of Ownership provision, herein In addition if it becomes necessary to incur any expense for collection of any undisputed overdue account, reasonable collection charges, including reasonable attorney’s fees, may be added to the balance due.

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23.6 Termination/Expiration Assistance. In the event of the expiration or WG’s notice to Integrated Supplier of the termination of a Statement of Work or this Agreement for any reason. Integrated Supplier shall, upon WG’s request, provide the Termination Assistance Services. Without limiting the foregoing. Integrated Supplier shall agree to (i) provide the specific Termination Assistance Services set forth in the applicable Statement of Work, provided that if Integrated Supplier terminates this Agreement pursuant to Section 23.4, WG shall pay for such Termination Assistance Services in advance in accordance with Section 23.5.

23.7 Equitable Remedies. Subject to Section 23.5 above, Integrated Supplier acknowledges that, in the event Integrated Supplier breaches, or attempts or threatens to breach, its obligation to provide WG assistance in accordance with Section 23.6, then notwithstanding the Dispute Resolution Process set forth in Article 21, WG shall be entitled to seek an injunction, specific performance, or other equitable relief in any court of competent jurisdiction.

23.8 Hiring Integrated Supplier’s Employees. Upon expiration or termination of a Statement of Work or this Agreement for any reason other than the insolvency set forth above, WG shall not hire Integrated Supplier employees without the prior written consent of Integrated Supplier. Such consent shall not be unreasonably withheld.

24. Equal Opportunity / Affirmative Action.

WG is an equal employment opportunity employer and is a federal contractor. Integrated Supplier agrees, to the extent applicable, to comply with Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, as amended, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, as amended, and the implementing regulations for each found at 41 CFR Part 60, as well as Section 202 of Executive Order No. 11246 of September 24, 1965. Incorporated into this Agreement, as applicable, are the Equal Opportunity clauses found at 41 CFR § 60-1.4(a). 60-250.5(a), 60-741.5(a), and 60-300.5(a), and Contractor will likewise incorporate the clauses into all applicable subcontracts as required by 41 CFR § 60-1.4(d).

Integrated Supplier will not discriminate against any employee or applicant for employment because of race, color, religion, sex, or national origin. Integrated Supplier will take affirmative action to ensure that applicants are employed and that employees are treated during employment, without regard to their race, color, religion, sex or national origin. Such action shall include, but not be limited to the following: employment, upgrading, demotion, or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. Integrated Supplier agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided by the contracting officer setting forth the provisions of this nondiscrimination clause.

Integrated Supplier will furnish all information and reports required by Executive Order No. 11246 of September 24, 1965, and by the rules, regulations, and orders of the Secretary of Labor, or pursuant thereto, and will permit access to his books, records, and accounts by the contracting agency and the Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulations, and orders.

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In the event of Integrated Supplier’s noncompliance with this provision, the Agreement may be cancelled, terminated, or suspended in whole or in part and the Integrated Supplier may be declared ineligible for further Government contracts, and such other sanctions may be imposed and remedies invoked as provided in Executive Order No. 11246 of September 24, 1965, or by rule, regulation, or order of the Secretary of Labor, or as otherwise provided by law.

25. Supplier Diversity.

It is the policy of WG that woman, minority, and service disabled veteran owned business enterprises shall have the maximum practicable opportunity to participate in the performance of contracts. Integrated Supplier shall agree to use its best effort to carry out this policy in the award of subcontracts to the fullest extent consistent with the efficient performance of this contract.

WG maintains a subcontracting program for the purpose of encouraging its prime Integrated Suppliers to utilize minority, women and service disabled business enterprise Subcontractors. The subcontracting program may be applied to the procurement of products manufactured for general consumption, such as paper, pens, and the like.

On an annual basis, Integrated Supplier shall submit to WG plans that include goals for the utilization of diverse suppliers as Subcontractors. Integrated Supplier shall report spend with diverse suppliers on a quarterly basis. The report should include the vendor, the dollar amount of spend, and whether the sub-contractor is a woman, minority, and/or a service disabled veteran owned business enterprise.

26. General

26.1 Entire Agreement. This Agreement and any other agreements the forms of which are attached hereto and when executed by the Parties constitute the entire agreement, between the Parties with respect to their subject matter and shall not be modified or rescinded except by a writing signed by WG and Integrated Supplier. The Appendices and all Statements of Work (and the Exhibits thereto) are incorporated herein by this reference. Except as set forth in Section 2.3, the provisions of this Agreement and any other agreements the forms of which are attached hereto and when executed by the Parties supersede all contemporaneous oral agreements and all prior oral and written quotations, communications, agreements, understandings of the Parties, and written or oral representations of either Party with respect to the subject matter of this Agreement, including any letter of intent or memorandum of understanding executed by the Parties with respect to the Services; provided, however, that with respect to the confidentiality agreement signed by the Parties on October 12, 2010, the Parties agree that any Confidential Information exchanged pursuant to such confidentiality agreement will be subject to the terms of Article 15 of this Agreement. There are no representations, understandings or agreements relating to this Agreement that are not fully expressed in this Agreement and each of the Parties acknowledges that it has not relied on any representation, promise, understanding or warranty (other than as fully expressed in this Agreement) in entering into this Agreement.

26.2 Assignment. Neither party shall assign this Agreement without prior written consent of the other which shall not be unreasonably withheld, unless to a parent, subsidiary or

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affiliate with similar performance and creditworthiness characteristics. Assignment shall not relieve a party of its obligations under this Agreement

26.3 Notices. Any notice required or permitted to be given under this Agreement shall, except as otherwise provided in an Appendix or Statement of Work, be given in writing and shall be effective from the date sent by registered or certified mail, by hand, facsimile or overnight courier to the addresses set forth below.

To Integrated Supplier:	Ferguson Enterprises, Inc.
2945 Crescentville Road
West Chester, OH 45069
Phone: +1 513-672-8751
Fax: +1 513-552-8070
Attn: Andy Norkey

With Copy to:
12500 Jefferson Ave
Newport News, VA 23602
Attn: Office of the General Council

To WG:	Washington Gas Light Company
6801 Industrial Road
Springfield, VA 22151
Telephone: +1 703-750-4309
Fax: +1 703-750-5152
Attn: David Kenahan

Either Party may change the address set forth in this Section at any time by giving prior written notice to the other Party as provided above. Notwithstanding the foregoing, operational notifications will be addressed to the Parties’ respective Responsible Executives.

26.4 Third Party Notice. If either Party receives a notice of infringement, request for disclosure, subpoena, or other inquiry with respect to any matter relating to this Agreement, such Party shall promptly notify the other Party. To the extent any such request relates to the other Party’s Confidential Information. Section 15.3 shall control. Neither Party shall respond to such notices, requests, subpoenas, or inquiries, without first so notifying the other Party pursuant to this Section 26.4 unless such notice would be otherwise prohibited by Law.

26.5 Expenses. Except as otherwise expressly provided by this Agreement, each Party shall pay all fees and expenses incurred by such Party in connection with the negotiation and execution of, and performance under, this Agreement.

26.6 Relationship of the Parties. Integrated Supplier shall perform the Services as an independent contractor. Nothing in this Agreement or in the performance of the Services by Integrated Supplier shall be construed to create: (i) a partnership, joint venture or other joint business arrangement between WG and Integrated Supplier; (ii) any fiduciary duty owed by one Party to the other Party or any of its Affiliates (unless otherwise contemplated by a Statement of

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Work); (iii) a relationship of employer and employee between the Parties; or (iv) any basis for any employee of a Party to claim that he or she is an employee of the other Party. Integrated Supplier and WG are not joint employers, a single employer, associated employers or related employers for any purpose under this Agreement. Except as expressly permitted by this Agreement, neither Party shall have the authority to commit the other Party contractually or otherwise to any obligations to third parties.

26.7 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby and shall be binding upon WG and Integrated Supplier and shall be enforceable and such provision shall be reformed to the extent necessary to render such provision valid and enforceable and to reflect the intent of the Parties to the maximum extent possible under applicable Law.

26.8 Consents and Approval. Except as and to the extent otherwise expressly provided in such approval or consent, an approval or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement. Whenever this Agreement requires or contemplates any action, permission, consent or approval, each Party will act reasonably and in good faith and will not unreasonably withhold or delay such action, permission, consent or approval, unless this Agreement expressly establishes some other standard, such as exercise of a Party’s sole discretion, or the right to withhold any of the foregoing for any reason or no reason.

26.9 Waiver of Default. The failure by either WG or Integrated Supplier to insist upon strict performance of any of the provisions contained in this Agreement shall not constitute a waiver of its rights, at law or in equity, or a waiver of any other provisions or subsequent default by the other Party in the performance or compliance with any of the terms and conditions set forth in this Agreement. No waiver of any of the provisions of this Agreement or any Statement of Work will be effective unless it is expressly stated to be a waiver and communicated to the other Party in writing.

26.10 Remedies Cumulative. Unless expressly stated otherwise in this Agreement, all remedies provided for in this Agreement will be cumulative and in addition to. and not in lieu of. any other remedies available to either Party at law, in equity or otherwise.

26.11 Survival of License in Bankruptcy. All licenses granted to WG under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Paragraph 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Paragraph 101(35A) of the U.S. Bankruptcy Code. The Parties agree that WG. as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, or similar laws of other jurisdictions.

26.12 Survival of Obligations. The obligations of the Parties under this Agreement that the Parties have expressly agreed shall survive termination or expiration of this Agreement or a Statement of Work or that, by their nature, would continue beyond the expiration or termination of this Agreement or a Statement of Work, shall survive the expiration or termination of this Agreement or a Statement of Work for any reason. Without limiting the

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generality of the foregoing, the Parties intend that the following Sections survive expiration or termination of this Agreement or a Statement of Work: 1, 2.3, 6, 7, 12.4.3, 15, 16. 17.2, 17.4, 17.5, 19, 20.1, 21.3, 21.4, 21.5, 23, 26.11 and 26.12, in addition to the following Appendices: 6 and 7. Upon the expiration or termination of the applicable Statement of Work, any monies, penalties or other charges due and owing either Party shall be paid by the other Party within thirty (30) days of the effective date of such termination or expiration.

26.13 Media Releases. Integrated Supplier may not use WG’s name in its client list or any other form of advertising including on its website without first obtaining written permission from WG, and provided that Integrated Supplier includes such protective legends and/or nomenclature as may be necessary to protect WG’s rights in and to its names and any service marks or copyrighted materials. All media releases, public announcements and public disclosures by either Party relating to this Agreement or the subject matter of this Agreement, including internal and external promotional or marketing materials (but not including announcements intended solely for internal distribution or to meet legal or regulatory requirements beyond the reasonable control of the disclosing Party) shall be coordinated with and approved in writing by the other Party prior to release.

26.14 Third Party Beneficiaries. Except for the WG Indemnified Parties and Integrated Supplier Indemnified Parties to the extent provided in Article 19, this Agreement shall not be deemed to create any obligations of a Party to any such third party or create any rights in third parties, including employees, suppliers, or customers of a Party. No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of WG in respect of rights to continued employment of benefits of any kind.

26.15 Compliance with Export/Import Control Laws. The Parties expressly acknowledge their obligation to comply with all applicable Laws relating to their respective businesses, facilities, and the provision of services to third parties, regarding (i) export from any-country of Export/Import Items, (ii) import into any country of any Export/Import Items, (iii) use in any country of any Export/Import Items and (iv) re-export from any country of any Export/Import Items, as such Laws may be modified from time to time, in connection with this Agreement. In their respective performance of the activities contemplated under this Agreement, neither Party shall directly or indirectly export (or re-export) any Export/Import Items, or permit the shipment of same: (x) into any country to which the United Stales has embargoed goods; (y) to anyone on the U.S. Treasury Department’s List of Specially Designated Nationals. List of Specially Designated Terrorists or List of Specially Designated Narcotics Traffickers, or the U.S. Commerce Department’s Denied Parties List; or (z) to any country or destination for which the United States government or a United States governmental agency requires an export license or other approval for export without first having obtained such license or other approval. Each Party acknowledges export control or economic sanctions programs may include U.S. export control laws such as the Export Administration Regulations and the International Traffic in Arms Regulations, and U.S. economic sanctions programs that are or may be maintained by the U.S. Government, including sanctions currently imposed against Belarus, Burma (Myanmar), Cuba. Iran, Ivory Coast, Liberia, North Korea. Sudan, Syria and Zimbabwe, as well as Specially Designated Nationals and Blocked Persons programs. The Parties will review the impact of obtaining approvals, consents, licenses and/or permits required for the export or import of any

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Export/Import Items under this Agreement on Integrated Supplier’s ability to provide the Services. Prior to providing Integrated Supplier any goods, software, services and/or technical data subject to export controls controlled at a level other than EAR99/AT, WG shall provide written notice to Integrated Supplier specifying the nature of the controls and any relevant export control classification numbers. Each Party shall cooperate with the other and shall provide to the other promptly upon request any end-user certificates and other documents and technical information concerning any Export/Import Items as the other Party may require to obtain such approvals, consents, licenses and/or permits.

26.16 Compliance with Foreign Corrupt Practices Act. Neither Party nor any of its directors, officers, employees or owners will make any payment (including any offer to pay, promise to pay or gift of money or anything else of value) in connection with this Agreement or any Services provided pursuant to this Agreement to:

(i) any government official, any political party or official of a political party, or any candidate for political office (in any country); or

(ii) any other person, while knowing, having reason to know or having credible information suggesting in any way that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any government official, to any political party, or official thereof or to any candidate for political office (in any country), where the purpose of the payment was or is to influence or induce any government official, political party, official of a political party or candidate for political office: (A) to take any act or make any decision in that person’s official capacity; (B) to fail to take an act in violation of that person’s official duty; (C) affect or influence any act or decision by a government; or (D) take or fail to take any other action that would violate the laws or regulations of the United States of America or any other country in order to assist a Party, or any of a Party’s directors, officers, employees or owners, in obtaining or retaining business for or with, or directing business to, any person. Integrated Supplier represents and warrants that none of the members of its board of directors, or any of its senior management that are directly involved with this Agreement, is a government official, an official of a political party, or a candidate for political office, in any country outside of the United States, except as has been disclosed in writing to WG. Integrated Supplier represents that it has a program in place to monitor its compliance with the Foreign Corrupt Practices Act and to determine whether any of its directors, officers, employees or owners may be subject thereto. The term “government official” means any officer or employee of a government or a department, agency, or instrumentality thereof, or any such person acting in an official capacity for or on behalf of such government or department, agency, or instrumentality, in any country.

26.17 Solicitation. During the Term, and for a period of one (1) year following the expiration or termination of a Statement of Work, neither Party shall solicit any officer or employee of the other Party or its Affiliates having performed under or in connection with such Statement of Work, without the prior written consent of the other Party. General advertisements

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or publication of employment opportunities by a Party that are not targeted at employees or officers of the other Party shall not be deemed to violate a Party’s non-solicitation obligations.

26.18 Further Assurances. Each of the Parties agrees that from time to time, at the request of the other Party and without further consideration, it shall execute and deliver such other documents and take such other actions as the other Party may reasonably request to consummate more effectively the transactions contemplated by this Agreement

26.19 Calculation of Days. Unless otherwise noted in this Agreement, “days” refers to calendar days.

26.20 Headings and Appendices; Construction. The table of contents of this Agreement and the headings used for the Articles and Sections in this Agreement are for convenience and reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. The terms “Section,” “Paragraph,” “Clause,” “Article” and “Provision” refer to sections in this Agreement, and its Appendices. Exhibits, Schedules, Attachments and Annexes, respectively. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall,” and vice versa.

26.21 Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties.

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IN WITNESS WHEREOF, each of the Parties hereto, by its duly authorized representative, has caused this Agreement to be executed as of the Execution Date.

WASHINGTON GAS LIGHT COMPANY		FERGUSON ENTERPRISES, INC.

By:		By:

Printed Name:		Printed Name:

Title:	CHAIRMAN / CEO	Title:	GENERAL MANAGER

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